Exhibit 10.1

Execution Copy

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO PLURI INC. IF PUBLICLY DISCLOSED. OMISSIONS ARE DENOTED IN BRACKETS WITH ASTERISKS THROUGHOUT THIS EXHIBIT.

PARTNERSHIP AGREEMENT

THIS PARTNERSHIP AGREEMENT (this “Agreement”) is made effective as of October 26, 2026 (the “Effective Date”) by and between Pluri Inc., a Nevada corporation, with its principal place of business at MATAM Advanced Technology Park, Building No. 5, Haifa, Israel 3508409 (“Pluri”), and ZEO ScientifiX, Inc., a Nevada corporation, with its principal place of business at 3321 College Avenue, Suite 246, Davie, Florida 33314 (“ZEO”). Pluri and ZEO are sometimes referred to in this Agreement individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Pluri is a biotechnology company with proprietary patents, know-how, cell-based technologies, and manufacturing capabilities relating to regenerative medicine biologics;

WHEREAS, ZEO is a clinical-stage biopharmaceutical company focused on the research, development, and manufacturing of regenerative biologics; and

WHEREAS, the Parties intend to establish a long-term strategic collaboration and business partnership in which each Party will contribute its respective strengths, Pluri’s regenerative medicine technology, manufacturing expertise, and intellectual property, and ZEO’s research and manufacturing capabilities, U.S. commercialization infrastructure, regulatory experience, and market access, for the mutual benefit of both Parties and their respective shareholders; and

WHEREAS, subject to the terms and conditions of this Agreement, Pluri is willing to grant, and ZEO is willing to accept, an exclusive license solely to Manufacture and Commercialize Licensed Products in the Field in the Territory, using the Manufacturing Technology expressly provided by Pluri under this Agreement, together with a practical framework for ongoing collaboration and governance in support of the Parties’ shared objectives (the “Transferred Rights”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Defined Terms. In addition to capitalized terms defined elsewhere in this Agreement, unless specifically set forth to the contrary herein, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a) “Affiliate” means, with respect to a specified Party, any Person that directly or indirectly controls, is controlled by, or is under common control with such Party. As used in this definition, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means, in the case of a corporation, the ownership of fifty percent (50%) or more of its outstanding voting securities or, in the case of any other type of entity, an interest that results in the ability to direct or cause the direction of the management and policies of such party or the power to appoint fifty percent (50%) or more of the members of the governing body of such party.

(b) “Applicable Laws” means all statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and are applicable to the relevant activities contemplated by this Agreement.

(c) “Business Day” means a day other than a Saturday, Sunday, or any day on which banks located in Miami, Florida, or Israel are authorized or obligated to close. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.

(e) “Calendar Year” means the period starting on January 1 and ending on December 31.

(f) “Certificate of Designation” means the certificate of designation for the Series D Preferred Shares in the form of Exhibit A to this Agreement.

(g)  “Change in Control of Pluri” means any of the following events that may occur prior to the third (3rd) anniversary of the Effective Date in which the acquirer, successor, or Person (or group of Persons acting together) obtaining control is a Competitor: (i) a sale of all or substantially all of Pluri’s assets to a Competitor; (ii) any merger, consolidation, or other business combination transaction of Pluri with or into a Competitor, whereby the majority of the shares of voting capital stock of Pluri outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) constitute less than a majority of the total voting power represented by the shares of voting capital stock of Pluri (or the surviving entity) outstanding immediately after such transaction.

(h) “cGMP” means all applicable current Good Manufacturing Practices including, as applicable: (i) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610, and 820; (ii) European Directive 2003/94/EC and EudraLex 4; (iii) the principles detailed in the ICH Q7 guidelines, including any standards and requirements pertaining to timelines, quality, and manufacturing costs; and (iv) the equivalent Applicable Laws in any relevant country or region, each as may be amended and applicable from time to time.

(i) “Clinical Trial” means any clinical testing of, or otherwise involving, a Licensed Product in human subjects.

(j) “Closing” means the consummation of the transactions contemplated by this Agreement occurring upon the satisfaction or waiver (as applicable) of the conditions set forth in Article II.

(k) “Closing Date” means the date on which the Closing occurs.

(l)  “Code” means Internal Revenue Code of 1986, as amended.

(m) “Competitor” means any Person (other than Pluri, ZEO, or their respective Affiliates as of the Effective Date, or any other Affiliates of ZEO from time to time) that, as its primary business, is actively engaged in the Commercialization in the United States of regenerative medicine biologic products for human therapeutic use that are competitive with a then ZEO product or products in the Field, which Products, individually or in the aggregate, represent more than 12.5% of ZEO’s gross revenues in the twenty-four (24) month period preceding the consummation of a Pluri Change of Control (a “Competing Product”); provided, however, that (A) a Person that is a financial sponsor, private equity firm, or investment fund that holds a non-controlling interest in any such Person or (B) a Person that primarily engages in research, preclinical or clinical development, FDA-regulated pharmaceutical development, contract manufacturing, gene therapy, tissue engineering, or provides financing or investment services, shall not be deemed to be a Competitor, and/or (C) a Person engaged in the commercialization of product(s) that are commercialized pursuant to an FDA-approved Biologics License Application (BLA) will not be deemed as a Competitor.

(n) “Commercialization” means any and all activities directed to the launch, marketing, detailing, promotion, distribution, sale and securing of pricing and reimbursement of any product(s), whether before or after Regulatory Approval has been obtained, including: (i) pre-launch marketing research, preparation of sales force, and preparation of marketing materials and labels for finished goods; (ii) post-launch marketing, promoting, detailing, research, customer service, administering, offering for sale, and commercially selling product(s) after Regulatory Approval; (iii) importing, building inventory, warehousing, distributing, and transporting product(s) for commercial sale; (iv) activities required to perform the foregoing in accordance with all Applicable Laws and Regulatory Approvals; and (v) interacting with Regulatory Authorities regarding any of the foregoing. “Commercialize” means the performance of any of the foregoing Commercialization activities.

(o) “Confidential Information” means all confidential, non-public, or proprietary information of the Disclosing Party or its Affiliates, regardless of its form or medium, as provided to the Receiving Party or its Affiliates in connection with this Agreement; provided that Confidential Information shall not include any information that the Receiving Party can show by competent written evidence: (i) was already known to the Receiving Party at the time it was disclosed to the Receiving Party by the Disclosing Party without an obligation of confidentiality and not through a prior disclosure by the Disclosing Party; (ii) was or becomes generally known to the public through no act or omission of the Receiving Party in violation of the terms of this Agreement; (iii) was lawfully received by the Receiving Party from a Third Party without restriction on its disclosure and without, to the reasonable Knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party; or (iv) was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party. The terms of this Agreement that are not publicly disclosed through a press release, through a governmental securities commission, a stock exchange or interdealer quotation system, or by filings to financial regulatory authorities shall be the Confidential Information of both Parties, as applicable.

(p) “Consenting Shareholders” means each of Ian Bothwell, and Greyt Ventures LLC (“Greyt”).

(q) “Encumbrances” means any lien, pledge, security interest, hypothecation, mortgage, charge, easement, encroachment, option, right of first refusal, right of first offer, restriction on transfer, proxy, voting trust or agreement, claim, adverse right, title defect, or other encumbrance of any kind or nature whatsoever.

(r) “Equity Plan” means Pluri’s then-current equity incentive plan under which equity awards may be granted, as may be amended from time to time

(s) “FDA” means the U.S. Food and Drug Administration.

(t) “Field” means the regenerative medicine applications of Pluri’s products in the Territory, in each case subject to Applicable Law and receipt and maintenance of any required regulatory approvals. The Field also includes aesthetics, skin care, cosmetic, and veterinary applications, in each case on the terms set forth in this Agreement or as otherwise agreed in writing by the Parties from time to time. For clarity, the Field includes gene therapies for regenerative medicine but excludes immune cell therapies such as MAIT cell therapy, CAR-T, TCR-T, NK cell, TIL, unless otherwise agreed to between the Parties.

(u) “Force Majeure Event” means any of the following events: (i) acts of God; (ii) floods, fires, earthquakes, explosions, or other natural disasters; (iii) wars, invasions, hostilities (whether war is declared or not), terrorist threats or acts, riots, or other civil unrest; (iv) Governmental Authority proclamations, orders, Laws, actions, or requests; (v) embargoes or blockades in effect on or after the date of this Agreement; (vi) epidemics, pandemics, or other national or regional public health states of emergency; or (vii) strikes, labor stoppages or slowdowns, or other industrial disturbances, in each case, beyond the reasonable control of the Parties.

(v) “Fraud” means, with respect to a Party, an actual and intentional common law fraud committed by such Party in connection with an express representation or warranty set forth in Section 13.1(a), Section 13.1(b), Section 13.1(c), Section 13.1(d), Section 13.2(a), Section 13.2(d), Section 13.4(a), Section 13.4(d), Section 13.4(e), or Section 13.4(f) (collectively, the “Fundamental Representations”), and only if a court of competent jurisdiction or other final adjudicator determines that: (i) such Party made a false statement of material fact in such Fundamental Representation; (ii) such Party had actual knowledge that the statement was false when made; (iii) such Party made the statement with the actual intent to induce the other Party to enter into this Agreement or consummate the transactions contemplated hereby; (iv) the other Party actually and reasonably relied on such statement; and (v) the other Party suffered damages as a direct result of such reliance. For clarity, “Fraud” does not include constructive fraud, equitable fraud, promissory fraud, unjust enrichment, recklessness, negligence, negligent misrepresentation, omission-based claims except in the case of an intentional concealment of a material fact necessary to make an express Fundamental Representation not misleading, or any claim based on a matter other than an express Fundamental Representation.

(w) “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of Clinical Trials, including, as applicable: (i) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory; (ii) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto; (iii) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time; and (iv) the equivalent Applicable Laws in a jurisdiction, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

(x) “GLP” means all applicable Good Laboratory Practice Standards, including, as applicable, set forth in the then-current Good Laboratory Practice Standards promulgated or endorsed by the FDA (as defined in 21 C.F.R. Part 58), or the equivalent Applicable Laws in a jurisdiction, each as may be amended and applicable from time to time.

(y) “Governmental Authority” means any court, commission, authority, department, ministry, official, or other instrumentality of, or vested with public authority under any Law of, any country, region, state, or local authority or any political subdivision thereof, or any association of countries.

(z) “GSP” means all applicable Good Supply Practice Standards, including, as applicable, as set forth in the then-current Good Supply Practice Standards promulgated or endorsed by the FDA as defined in Good Supply Practice for Pharmaceutical Products or the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.

(aa) “IIA Funded IP” means any Licensed Products (including, without limitation, any improvements thereof) whose development, enhancement, and/or improvement may have been funded by the IIA and/or any Licensed Products otherwise subject to the provisions of the R&D Law.

(bb) “Improvements” means any modifications, enhancements, or improvements to the Licensed Products or the Manufacturing Technology.

(cc) “IND” means an investigational new drug application in the United States.

(dd) “Israel Innovation Authority” or “IIA” means the Israel Innovation Authority and any successor governmental authority in Israel having jurisdiction over Israeli government-funded research and development programs, technology, know-how, intellectual property, manufacturing, transfer, licensing, or related obligations applicable to the Manufacturing Technology or Licensed Products.

(ee) “Know-How” means proprietary scientific and technical information and know-how, in any tangible or intangible form, including databases, safety information, practices, methods, techniques, specifications, formulations, formulas, knowledge, know-how, skill, experience, test data, including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results, and data, in each case, whether or not patentable. For clarity, no rights in any Know-How are granted under this Agreement except solely to the limited extent expressly set forth in Section 3.1.

(ff) “Knowledge” means, as applied to a Party, the actual knowledge of a particular fact or other matter of the Person with primary responsibility for the applicable subject matter (whether an officer, employee or consultant of such Party).

(gg) “Licensed Products” means Pluri’s regenerative medicine product portfolio, including the Platform, in each case as existing on the Effective Date or other new products developed, owned, or controlled by Pluri during the Term and identified or updated from time to time in the Manufacturing Technology under this Agreement, together with any improvements, developments, presentations, package configurations, and label variants of the foregoing, in each case within the Field. Licensed Products may be Manufactured and Commercialized by or on behalf of ZEO in the Territory, except that where Licensed Products are intended for aesthetics, skin care, cosmetic, or veterinary applications, such Licensed Products may be Commercialized by or on behalf of ZEO in the Territory on the terms set forth in this Agreement or as otherwise agreed in writing by the Parties from time to time, and the Manufacture of such products will be undertaken by Pluri or its Affiliates, unless the Parties otherwise agree in writing.

(hh) “Manufacture” or “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, filling and finishing, quality control testing (including in-process, release and stability testing, if applicable), assay, storage, releasing, packaging and labeling of Licensed Products strictly in accordance with the Manufacturing Technology and this Agreement.

(ii) “Manufacturing Technology” means the manufacturing instructions, batch records, product specifications, quality control procedures, packaging specifications, release criteria, bills of materials, approved raw material and component specifications, approved vendor lists, and related written operating documentation expressly delivered by Pluri to ZEO under this Agreement solely to enable ZEO to Manufacture and Commercialize Licensed Products under this Agreement, and, to the extent reasonably necessary, to comply with applicable law, regulatory requirements, quality obligations, and inspection or audit requirements in connection with its activities under this Agreement, including the specific identification of the Licensed Products covered hereby. For clarity, Manufacturing Technology does not include any standalone patent rights, know-how, product rights, development data, source materials, cell lines, trade secrets, background technology, or other underlying intellectual property rights of Pluri except to the limited extent embodied in the written documentation expressly provided, and all bills of materials and related sourcing specifications included in the Manufacturing Technology remain exclusively owned by Pluri.

(jj) “Nasdaq” means The Nasdaq Stock Market LLC.

(kk) “Nasdaq Uplist” means the approval for listing and the commencement of trading of ZEO’s common stock on Nasdaq.

(ll) “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced by ZEO, its Affiliates, or Related ZEO Parties to Third Parties for the sale or other commercial disposition of such Licensed Product for use in the Field in the Territory, less customary deductions to the extent actually incurred, allowed, accrued, or paid and not otherwise recovered, in each case in accordance with U.S. generally accepted accounting principles consistently applied, including trade, quantity, cash, prompt payment, volume and other customary discounts, credits, allowances, rebates, chargebacks, refunds, returns, taxes, duties, freight, shipping, insurance, handling, third party distribution charges (including commissions for distributors), administrative fees, and bad debts actually written off, provided that any recovered bad debts shall be included in Net Sales when recovered.

(mm) “Patents” means: (i) all national, regional, and international patents and patent applications, including any provisional patent application; (ii) any patent application claiming priority from such patent application or provisional patent applications, including divisions, continuations, continuations-in-part, and additions; (iii) any patent that has issued or in the future issues from any of the foregoing patent applications, including any utility or design patent or certificate of invention; and (iv) reissues, renewals, extensions, substitutions, re-examinations or restorations, registrations and revalidations, and supplementary protection certificates and equivalents to any of the foregoing.

(nn) “Person” means any individual, sole proprietorship, corporation, joint venture, limited liability company, partnership, limited partnership, limited liability partnership, trust or any other private, public or governmental entity.

(oo) “Pluri Board” means the board of directors of Pluri.

(pp) “Platform” means Pluri’s [***] Product Platform.

(qq) “Public Official” means: (i) any officer, employee, or representative of any regional, federal, state, provincial, county, or municipal government or government department, agency, or other division; (ii) any officer, employee, or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility; (iii) any officer, employee, or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations, or the World Bank; and (iv) any person acting in an official capacity for any government or government entity, enterprise, or organization identified above.

(rr) “R&D Law” means the Israeli Law for the Encouragement of Industrial R&D - 5744-1984.

(ss) “Regulatory Approval” means, with respect to a drug or medical device in a region or a country, approvals from the necessary Governmental Authority or Regulatory Authority to import, market, and sell such Licensed Product in such region, including pricing approvals.

(tt) “Regulatory Authority” means any applicable Governmental Authority responsible for granting Regulatory Approvals for drugs and medical devices, including the FDA and any corresponding national or regional regulatory authorities.

(uu) “Regulatory Materials” means: (i) any filing, application, or submission with any Regulatory Authority, including authorizations, approvals, or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence, or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority; and (ii) all pre-clinical, clinical, regulatory, Manufacturing, and Commercialization data; in each case of (i) and (ii), with respect to a Licensed Product.

(vv) “Related ZEO Parties” means ZEO’s approved contractors, distributors, or other designees expressly permitted under Section 3.5 to this Agreement. Notwithstanding the foregoing, in no event shall Pluri be considered a Related ZEO Party.

(ww) “Secondary Sale” means the sale of ZEO common stock pursuant to the Secondary Sale Agreement(s), by the Selling Shareholders to Pluri at the Closing as contemplated by Section 9.7.

(xx) “Selling Shareholder(s)” means each of Ian Bothwell, Greyt, and George Shapiro.

(yy) “Series C Preferred Shares” means the shares of ZEO’s Series C Non-Convertible Preferred Stock, $0.001 par value, to be contributed to ZEO for exchange by the Consenting Shareholders as provided in Section 9.1 of this Agreement.

(zz) “Series D Preferred Shares” means the shares of ZEO’s Series D Non-Convertible Preferred Stock, $0.001 par value, having the rights, powers, restrictions, and limitations set forth in Exhibits A and B to this Agreement and to be issued to the Consenting Shareholders and Pluri as provided in Section 9.1 and Section 9.2 of this Agreement.

(aaa) “Technology Transfer” means the delivery, explanation, and implementation support provided by Pluri to enable ZEO to use the Manufacturing Technology in accordance with this Agreement. For clarity, Technology Transfer does not include any assignment, transfer, or conveyance of ownership of any Manufacturing Technology, Patent, Know-How, or other intellectual property of Pluri.

(bbb) {Reserved.]

(ccc) [Reserved.]

(ddd) “Territory” means the United States of America, including its states, territories, and the District of Columbia, and any additional countries or territories added as contemplated by this Agreement.

(eee) “Third Party” means a Person other than a Party or its Affiliates.

(fff) “U.S. Dollars” means United States dollars, the lawful currency of the United States.

(ggg) “ZEO Board” means the board of directors of ZEO.

(hhh) “ZEO IP” means any and all Know-How and Patents owned or controlled by ZEO or its Affiliates as of the Effective Date or during the Term that are necessary or useful for the Manufacturing or Commercialization of Licensed Products in the Field in the Territory, including ZEO’s independently developed technology, but excluding any Manufacturing Technology or any Improvements thereto, and further excluding any Joint IP. For clarity, ZEO IP includes only intellectual property owned or controlled solely by ZEO or its Affiliates and does not include any intellectual property jointly owned by the Parties.

ARTICLE II
CONDITIONS PRECEDENT, CLOSING, AND REMEDIATION PLAN; EMPLOYMENT AND ADVISORY AGREEMENTS

Section 2.1. Closing. Subject to the satisfaction or waiver (as applicable) of the conditions set forth in this Article II the Closing shall occur at such time as the Parties may mutually agree. At the Closing: (a) the licenses granted in accordance with Article III shall become effective; and (b) the Initial Economic Ownership shall be issued to Pluri in accordance with Article IX. For clarity, the Parties acknowledge that Pluri’s grant of exclusivity and ZEO’s right to exercise the rights granted under Article III are conditioned on ZEO’s issuance of the Initial Economic Ownership and implementation of the governance arrangements contemplated herein at Closing.

Section 2.2. Conditions to Obligations of the Parties Generally. The obligations of each Party to consummate the transactions contemplated by this Agreement at Closing are subject to the satisfaction or waiver by the applicable Party, of the following conditions: (a) completion by each Party, to its satisfaction and in its sole discretion, of its Due Diligence Review of the other Party; (b) consummation of all definitive instruments and agreements required hereunder; (c) receipt of all corporate, shareholder, regulatory, exchange and other approvals and consents required under Applicable Law or by any Governmental Authority or securities exchange for the consummation of the transactions, including the approvals, notifications, consents or determinations of the Israel Innovation Authority or any successor authority relating to Israeli government-funded technology, Know-How and intellectual property contemplated to be licensed or otherwise made available to ZEO under the limited rights expressly set forth in this Agreement; (d) the absence of any action pending or threatened before any Governmental Authority wherein an order or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or (e) the enactment or promulgation by any Governmental Authority of any law or order which would have any of the foregoing effects.

Section 2.3 Additional Conditions to Pluri’s Obligations. The obligations of Pluri to enter into and perform under this Agreement are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by Pluri in writing in its sole discretion:

(a)  The accuracy in all material respects of ZEO’s, Selling Shareholders’, and Consenting Shareholders’ respective representations and warranties (or, in the case of representations and warranties qualified by materiality, in all respects) set forth herein and in any agreement or document delivered hereunder (an “Ancillary Agreement”) to which it or they are a party, as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly relate to a specific date, which shall be true and correct in all material respects, or in all respects if so qualified, as of such date);

(b)  the performance by ZEO, in all material respects, of its covenants, agreements and obligations required to be performed at or prior to the Closing;

(c)  the performance by the Consenting Shareholders and the Selling Shareholders, in all material respects, of their respective covenants, agreements and obligations required to be performed at or prior to the Closing;

(d) delivery of the instruments and documents set forth in Section 2.5;

(e) Pluri shall have obtained an independent valuation from a firm that, among other things, will reflect the value of the Licensed Technology (the “Technology Valuation”) and the other valuation and fairness opinion (if required) as provided in Section 9.6;

(f)  no event, change or development shall exist or shall have occurred since the Effective Date that has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of ZEO, taken as a whole; and

(g)  all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby to be executed and delivered by ZEO, the Consenting Shareholders, and the Selling Shareholders, shall be reasonably satisfactory in form and substance to Pluri and its counsel, and all actions to be taken by ZEO, the Consenting Shareholders, and the Selling Shareholders, in connection with consummation of the transactions contemplated hereby shall have been performed in accordance with the terms contemplated herein.

(h) Pluri shall have secured the IIA approval for the execution and entry into this Agreement.

(i) The transactions contemplated by Section 9.7, shall result in Pluri holding, immediately following the Closing, in the aggregate, fifty percent (50%) of ZEO’s issued and outstanding share capital.

Section 2.4 Additional Conditions to ZEO’s Obligations. The obligations of ZEO to enter into and perform under this Agreement are subject to the fulfillment on or prior to the Closing of the following conditions, any one or more of which may be waived by ZEO in writing in its sole discretion:

(a)  The accuracy in all material respects of Pluri’s representations and warranties set forth herein and in any Ancillary Agreement to which it is a party (or, in the case of representations and warranties qualified by materiality, in all respects) as of the Effective Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly relate to a specific date, which shall be true and correct in all material respects or, in all respects if so qualified, as of such date);

(b)  the performance by Pluri, in all material respects, of its covenants and agreements required to be performed at or prior to the Closing;

(c)  delivery of the instruments and documents set forth in Section 2.6;

(d)  the default by Pluri under its loan with the European Investment Bank shall have been resolved in all material respects, without a material adverse effect to Pluri in connection therewith;

(e)  no event, change or development shall exist or shall have occurred since the Effective Date that has had or is reasonably likely to have a material adverse effect on Pluri; and

(f) all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall have been executed and delivered by Pluri.

Section 2.5 Closing Deliveries by ZEO. At the Closing, ZEO shall deliver or cause to be delivered to Pluri:

(a) A certificate, dated the date of the Closing, executed by an officer of ZEO, certifying the satisfaction of the conditions specified in Sections 2.3(a) through 2.3(e) inclusive relating to Pluri;

(b)  a certificate duly executed by an officer of ZEO and dated as of the date of Closing, as to the resolutions adopted by the ZEO Board, in a form reasonably acceptable to Pluri, approving this Agreement and consummation of the transactions contemplated hereby;

(c) duly executed counterparts of each ancillary agreement contemplated by this Agreement to which Pluri is a party, including the Secondary Sale Agreements;

(d) a copy of the Certificate of Designation, evidencing its filing with the Secretary of State of Nevada;

(e) such evidence, reasonably satisfactory to Pluri, that no further Series C Preferred Shares are outstanding or can be issued.

(f) a certificate evidencing 50 Series D Preferred Shares issued to Pluri by ZEO pursuant to Section 9.2(b) of this Agreement;

(g) certificates or book entry statements from ZEO’s transfer agent evidencing the shares of ZEO common stock (i) issued to Pluri by ZEO pursuant to Section 9.2(a) of this Agreement and (ii) transferred by the Selling Shareholders to Pluri pursuant to the Secondary Sale Agreements entered into between Pluri and each of the Selling Shareholders pursuant to Section 9.7 of this Agreement;

(h) the Warrants pursuant to Section 9.4(b) of this Agreement;

(i) copies of, or other reasonable access to the Manufacturing Technology listed in Exhibit C to this Agreement pursuant to Section 4.1; and

(j) such other documents as counsel to Pluri may reasonably request in order to effect the consummation of the transactions contemplated by this Agreement.

Section 2.6 Closing Deliveries by Pluri. At the Closing, Pluri shall deliver or cause to be delivered to Pluri, the Consenting Shareholders and the Selling Shareholders, as applicable:

(a) A certificate, dated the date of the Closing, executed by an officer of Pluri, certifying the satisfaction of the conditions specified in Sections 2.4(a) through 2.4(e), inclusive, relating to Pluri;

(b) a certificate duly executed by an officer of Pluri and dated as of the Closing Date, as to the resolutions adopted by the Pluri Board, in a form reasonably acceptable to ZEO, approving this Agreement and the consummation of the transactions contemplated hereby;

(c) duly executed counterparts of each ancillary agreement contemplated by this Agreement to which ZEO is a party;

(d) certificates evidencing 25 Series D Preferred Shares issued to each of the Consenting Shareholders by ZEO pursuant to Section 9.1 of this Agreement;

(e) a Capitalization Table of ZEO, reflecting ZEO’s share capital on a fully diluted basis, immediately following the Closing;

(f) certificates or book-entry statements from Pluri’s transfer agent evidencing the shares of Pluri common stock issued to the Consenting Shareholders by Pluri pursuant to Section 9.1 of this Agreement;

(g) certificates or book-entry statements from Pluri’s transfer agent evidencing the shares of Pluri common stock issued to the Selling Shareholders pursuant to Section 9.7 of this Agreement; and

(h) such other documents as counsel to ZEO may reasonably request in order to effect the consummation of the transactions contemplated by this Agreement.

Section 2.7 Failure of Conditions; Termination.

(a) If the Closing has not occurred on or before the date that is ninety (90) days after the Effective Date (the “Outside Date”), either Party may terminate this Agreement by written notice to the other Party specifying the failure giving rise to termination. The other Party will have thirty (30) days after receipt of that notice to cure the failure. If the failure is not cured within that thirty (30)-day period, the first Party may terminate this Agreement by delivering a further written notice of termination. The terminating Party must not be in material breach of this Agreement and must have used commercially reasonable efforts to satisfy its conditions to the Closing. Notwithstanding the above, this provision will not apply in case of a delay that is not under the control of the breaching Party (e.g., regulatory consents).

(b) In the event of termination of this Agreement prior to the Closing pursuant to Section 2.7(a), this Agreement shall become void and of no further force or effect, and there shall be no liability on the part of any Party or its Affiliates, or any of their respective directors, officers, employees, shareholders, or representatives; provided, however, that (i) this Section 2.7(b), Article I (Definitions), Article XIII (Confidentiality; Publication), and Article XVIII (General Terms) shall survive any such termination; and (ii) nothing herein shall relieve any Party from liability for (A) Fraud or (B) any Willful and Material Breach of this Agreement occurring prior to such termination. For purposes of this Section 2.7(b), “Willful and Material Breach” means a material breach of this Agreement that is a consequence of an act or omission by a Party with actual knowledge that such act or omission would, or would reasonably be expected to, constitute a material breach of this Agreement.

Section 2.8. Employment and Advisory Agreements. On the Closing Date, ZEO shall enter into an employment agreement (each, an “Employment Agreement”) with each of Ian Bothwell and Dr. George Shapiro (each, an “Executive”) and an Advisory Agreement (the “Advisory Agreement”) with Greyt, in substantially the forms attached hereto as Exhibit F and Exhibit G attached hereto, respectively. The Employment Agreements and the Advisory Agreement shall each provide for (a) base annual cash compensation as set forth in the Employment Agreements and the Advisory Agreement; (b) awards under the Equity Plan under the terms set forth in the Employment Agreements and the Advisory Agreement; (c) benefits which are consistent with those which is being provided by ZEO at least thirty (30) days prior to the Effective Date (d) severance in the event the Executive’s employment or Greyt’s advisory services are terminated by ZEO without “Cause,” by the Executive or Greyt, as the case may be, for “Good Reason” (each as defined therein) or the Employment Agreement or Advisory Agreement, as the case may be, are not renewed at the expiration of its initial term or any renewal term, consisting of a gross lump sum payment equal to three (3) years of such Executive’s or Greyt’s then-current base compensation, payable within thirty (30) days following the effective date of termination or expiration, subject to the execution of the applicable person of a waiver letter and release in the form reasonably satisfactory to Pluri and ZEO; provided however, that if ZEO’s market cap, or a valuation of the Company as calculated by a recognized independent business appraiser (who shall be selected in the same manner as a Neutral Accountant as provided in Section 8.5 as soon as practicable following such termination but within a reasonable time in advance of such severance payment becoming due) reaches $200,000,000 prior to the termination of the applicable Executive, such respective severance will be equal to five (5) years of such Executive’s or Greyt’s then-current base compensation. The execution and delivery of the Employment Agreements and the Advisory Agreement shall be a condition to the obligations of the Parties to consummate the Closing.

Section 2.9 Remediation Plan. Within six (6) months after the Closing, ZEO, in consultation with Pluri, shall use commercially reasonable efforts to develop and implement a remediation plan to address the deficiencies and weaknesses in ZEO’s disclosure controls and internal control over financial reporting, as described in ZEO’s Annual Report on Form 10-K for the year ended October 31, 2025 (the “Remediation Plan”). The Remediation Plan shall be acceptable to ZEO’s independent registered public accountants and the ZEO Board and reasonably capable of being implemented.

ARTICLE III

LICENSES

Section 3.1. License Grant. Subject to the terms and conditions of this Agreement and effective as of the Closing Date, Pluri grants ZEO a limited, exclusive, royalty-bearing in accordance with Article VIII (Royalty Compensation), and irrevocable except as expressly terminated under this Agreement, non-sublicensable, and non-transferable license to use the Manufacturing Technology solely to Manufacture or have Manufactured Licensed Products and to Commercialize those Licensed Products in the Field and the Territory during the Term for ZEO’s benefit and on ZEO’s behalf. For clarity, Licensed Products are limited to the products expressly falling within that definition, and any right to Commercialize any other Pluri product, solution, or application outside the Licensed Products and Field must be expressly granted pursuant to Section 3.4 or a separate written amendment signed by both Parties. This license is a limited right of use only and does not include any assignment, transfer, sale, or other conveyance of any Manufacturing Technology or any Patents, Know-How, or other intellectual property rights of Pluri (or any of its affiliates). For clarity, no right or license is granted to ZEO to develop Licensed Products or to use, practice, or exploit any Patents, Know-How, or other intellectual property rights of Pluri except to the limited extent embodied in and technically necessary to use the Manufacturing Technology expressly provided under this Agreement, and then only in accordance with this Article III.

Section 3.2. No Clinical Trial or Human Use Rights. For clarity, notwithstanding anything to the contrary in this Agreement, without Pluri’s prior written consent, ZEO shall not use, offer for sale, sell, supply, distribute, transfer, or otherwise exploit any Licensed Product, or any rights therein, for or in connection with any Clinical Trial, other human trial, human study, investigational use, compassionate use, named patient use, or any other use in human subjects. ZEO shall have no right under this Agreement to conduct, sponsor, support, or participate in any Clinical Trial or other human trial involving any Licensed Product.

Section 3.3. Third-Party License Exception. Pluri may independently enter strategic collaborations, sponsorships, funding arrangements, development arrangements, or licensing arrangements with third parties for the purpose of supporting development activities and obtaining FDA or equivalent regulatory approval for Licensed Products and for future regenerative medicine biologic products of Pluri. If any Licensed Product obtains the applicable regulatory approval then Commercialization, distribution, and sale of such Licensed Product in the Territory will be conducted through ZEO under this Agreement, on the terms set forth herein or such additional terms as the Parties may agree in writing. If Pluri grants exclusive worldwide or multi-territory rights for any newly-developed product, other than a Licensed Product to a global pharmaceutical company or other third party, then the Commercialization, distribution, and sale of such product in the Territory may be conducted through such licensee or other third party, and ZEO shall have no rights with respect to such product except as the Parties may otherwise expressly agree in writing.

Section 3.4. Aesthetics and Skin Care; Veterinary Applications; Territory Expansion.

(a) The Parties acknowledge their agreement to expand the collaboration to include: (i) aesthetics applications; and (ii) skin care applications, in each case for Commercialization in the applicable field in the Territory, with the intention that the net revenues derived from such activities will be shared equally between the Parties on a 50/50 basis after each Party’s receipt of the applicable amounts and deduction of its respective costs, charges, or similar amounts, as applicable. The Parties shall negotiate in good faith and agree in writing on the applicable commercial, regulatory, operational, legal, financial, and other terms governing each such expansion.

(b) The Parties further acknowledge their mutual intention to explore, in good faith, the potential expansion of the collaboration to include veterinary applications for Commercialization in the applicable field in the Territory. Before granting any third-party rights in the Territory relating to such opportunity, Pluri will first give ZEO a priority opportunity to propose an expansion of the collaboration to include such veterinary opportunity. If ZEO presents a commercialization plan that is reasonably expected to achieve reasonable commercialization of the applicable veterinary opportunity, the Parties will negotiate in good faith the applicable commercial terms of such rights before Pluri grants such rights to a third party.

(c) The Parties further acknowledge their mutual intention to explore, in good faith, the potential expansion of the Territory to include Latin America, including Brazil and such other countries in Latin America as the Parties may agree in writing from time to time (“LATAM”). Before granting any third-party rights in LATAM relating to the Licensed Products in the Field, Pluri will first give ZEO a priority opportunity to propose an expansion or product supply arrangement of the collaboration to include LATAM. If ZEO presents a commercialization plan for LATAM that is reasonably expected to achieve reasonable commercialization of the applicable Licensed Products in the proposed LATAM countries, the Parties will negotiate in good faith the applicable commercial, regulatory, operational, financial, and legal terms for including such countries within the Territory before Pluri grants such rights to any third party.

Section 3.5. No Sublicensing; No Transfer. The rights granted to ZEO under Section 3.1 are personal to ZEO and are non-sublicensable and non-transferable except as expressly permitted under this Agreement, including ZEO’s right to engage approved contractors to Manufacture or market the Licensed Products on ZEO’s behalf or otherwise support Commercialization. ZEO shall not sublicense, assign, transfer, delegate, or otherwise dispose of any right or obligation under this Agreement, whether to an Affiliate or any Third Party, without Pluri’s prior written consent in each instance, not to be unreasonably withheld, conditioned, or delayed. Any attempted transfer in violation of this Section is null and void. For clarity, no rights are granted to any Affiliate, contractor, distributor, or other Third Party except as expressly approved in writing by Pluri, and any approved contractor access will be limited to use of the Manufacturing Technology only as necessary to Manufacture or market Licensed Products or support Commercialization for ZEO’s benefit, without any independent license or other rights.

Section 3.6. Reservation of Rights by Pluri. Except for the limited license expressly granted to ZEO under Section 3.1, no right, title, or interest in the Manufacturing Technology or any other intellectual property rights of Pluri is granted, assigned, transferred, or conveyed to ZEO under this Agreement, whether by implication, estoppel, or otherwise. As between the Parties, Pluri retains all right, title, and interest in and to the Manufacturing Technology and all Patents, Know-How, product rights, processes, documentation, data, and other intellectual property of Pluri. Pluri may continue to use, practice, exploit, license, and otherwise deal with its technology and intellectual property for any purpose, except for the express exclusivity granted to ZEO under Section 3.1 for the Manufacture and Commercialization of Licensed Products in the Field and the Territory during the Term. ZEO may use the Manufacturing Technology and other Pluri intellectual property only as expressly permitted under this Agreement, solely for the Manufacture, having Manufactured, and Commercialization of Licensed Products in the Field and the Territory during the Term. After expiration or termination of this Agreement, ZEO will have no further rights to use the Manufacturing Technology or other Pluri intellectual property except as expressly set out herein.

Section 3.7. No Implied Licenses; Negative Covenant. Except for the express license rights granted to ZEO under this Agreement, no other license or right is granted to ZEO under any Know-How, Patents, trademarks, or other intellectual property rights of Pluri, whether by implication, estoppel, or otherwise.

Section 3.8. Collaborative Development Framework. The Parties acknowledge that an important objective of their collaboration is to combine Pluri’s technology, development, and manufacturing capabilities with ZEO’s commercial, regulatory, operational, and market expertise in the Field and the Territory. Consistent with that objective, the Parties may from time to time discuss product, manufacturing, regulatory, commercial, and market opportunities relating to the Licensed Products, and ZEO will provide Feedback, market intelligence, business proposals, and operational input for the Parties’ good-faith consideration. Nothing in this Section 3.9 limits ZEO’s right to perform its responsibilities under this Agreement, including activities relating to Manufacturing, Commercialization, market development, regulatory support, and implementation in the Field and the Territory, in each case within the scope of the rights granted under this Agreement.

Section 3.9. Non-Compete in the Territory and Field.

(a) During the Term, and subject to each Party’s compliance with its obligations under this Agreement, neither Party shall enter into any agreement with any third party, or otherwise engage in activities, that directly compete with the other Party with respect to the Manufacture or Commercialization of Licensed Products in the Field and the Territory, including the rights granted to ZEO under this Agreement, provided that the applicable Licensed Product is commercially viable with respect to quality, pricing, efficacy, safety, regulatory status, supply availability, and other commercially reasonable market requirements. However, this Section 3.9(a) shall not apply to ZEO products listed on Schedule 3.9 that (i) are currently Manufactured or supplied or (ii) intended to be developed and/or marketed by ZEO within one hundred and twenty (120) days of the Effective Date, or (iii) to any product thereafter Manufactured or marketed by ZEO or any of its Affiliates that does not use Pluri’s Platform or any of Pluri’s intellectual property licensed under this Agreement.

(b) Notwithstanding the foregoing, ZEO shall treat the Licensed Products as a strategic and commercial priority in the Territory vis-à-vis any competing products sold or marketed by ZEO, and shall prioritize and seek to commercialize the Licensed Products, and will use its best efforts towards commercial success of such Licensed Products, including executive management attention, strategic planning, budgets, capital, personnel, manufacturing capacity, supply chain resources, quality assurance and quality control resources, regulatory support, sales force attention, marketing spend, promotional focus, distribution channels, customer access, and post-marketing support.

Section 3.10. If ZEO determines that any Licensed Product is not commercially viable or otherwise determines that such Licensed Product should not be prioritized, or if Pluri believes in good faith that such Licensed Product is not prioritized pursuant to Section 3.9, as Pluri shall inform in writing to ZEO (each: a “Product Deficiency”), the Parties shall cooperate in good faith for a reasonable period, and in any event for not less than ninety (90) days, to identify and implement commercially reasonable measures to remedy the Product Deficiency and restore ZEO’s priority with respect to such Licensed Product, including by considering the licensing of rights to an appropriate Third Party. If the Product Deficiency has not been remedied within such period, Pluri may, by written notice to ZEO, convert the rights granted to ZEO with respect to the Licensed Product underlying the Product Deficiency from exclusive to non-exclusive, and the applicable exclusivity limitations under this Agreement shall no longer apply with respect to such Licensed Product. For so long as this Agreement remains in effect, ZEO shall be entitled to receive a royalty equal to five percent (5%) of Net Sales derived by Pluri or the Licensee, as the case may be, from the Manufacture or Commercialization of such Licensed Product underlying the Product Deficiency in the Field and the Territory, pursuant to any rights exercised or granted by Pluri following such conversion. Such Net Sales shall be calculated on the same basis, and subject to the same applicable deductions, reporting, payment, recordkeeping, audit, dispute-resolution, interest, and tax provisions, as apply to royalties payable to Pluri under Article VIII, mutatis mutandis. For clarity, except as expressly set forth in this Section 3.10, nothing in this Agreement shall restrict either Party or its Affiliates from engaging in activities outside the Field, outside the Territory, or with respect to products, technologies, applications, indications, programs, or rights that are not expressly licensed or granted under this Agreement.

Section 3.11. IIA Approvals/Notifications and Ongoing Compliance. Notwithstanding anything else contained in this Agreement, the Parties acknowledge that any rights granted to ZEO which may incorporate IIA Funded IP are subject to receipt of any approvals/notifications required by the Israel Innovation Authority and ongoing compliance with the R&D Law.

ARTICLE IV

Technology Transfers AND ASSISTANCE

Section 4.1. Transfer of Manufacturing Technology. At the Closing, Pluri shall provide ZEO with access to and copies of the Manufacturing Technology listed in Exhibit C, which Manufacturing Technology will identify the Licensed Products covered by this Agreement. During the Term, Pluri shall also provide any updates to the Manufacturing Technology, to the extent controlled by Pluri and not previously provided to ZEO, that are necessary or reasonably useful for the Manufacture and Commercialization of Licensed Products in the Field and the Territory. The Parties will cooperate in good faith to carry out that delivery and implementation in an orderly and practical manner, including under a mutually agreed technology transfer plan and timeline, if applicable. ZEO shall reimburse Pluri for its reasonable documented out-of-pocket costs directly incurred in connection with that transfer, such costs to be agreed between the Parties in writing in advance. For clarity, Pluri is not required to transfer or disclose any standalone Patents, Know-How, product rights, source materials, cell lines, development reports, background technology, or other proprietary information except as expressly included in the Manufacturing Technology.

Section 4.2. Assistance by Pluri. Pluri shall provide reasonable technical assistance, cooperation, and support to ZEO as reasonably necessary to enable ZEO to implement and apply the Manufacturing Technology under the Post-Closing Action Schedule, any applicable Implementation Plan, and any other Approved Plan for the Manufacture, Commercialization, and regulatory support of the Licensed Products in the Field and the Territory during the Term. That assistance may include reasonable access to relevant Pluri personnel, knowledge-transfer sessions, review and explanation of technical materials, support in connection with process implementation and manufacturing and analytical methods, and reasonable cooperation on regulatory matters relating to Licensed Products in the Territory. The Parties will work collaboratively to define the scope, timing, costs involved and priorities of such support.

ARTICLE V
IMPLEMENTATION PLAN

Section 5.1. Implementation Plan. The Parties shall, in good faith, prepare a plan that outlines the specific activities to be undertaken with respect to the operations of ZEO, including the implementation and use of the Manufacturing Technology and the Manufacture, regulatory advancement, and Commercialization of Licensed Products in the Field and in the Territory, including, as applicable, (a) timelines, resource allocation, budgets, and key operational objectives; (b) the respective responsibilities of ZEO and Pluri, including specific timelines for performance of each Party’s obligations; and (c) milestones and deliverables for each Party (the “Implementation Plan”). The Parties may update the Implementation Plan from time to time by mutual written agreement to reflect evolving activities. The inability of the Parties to agree upon the Implementation Plan or any update thereto, despite good faith efforts, and so long as Parties continue to actively and continually seek approval of the Implementation Plan, in good faith, shall not, by itself, be deemed to be a breach of this Agreement.

Section 5.2. Implementation Milestone. ZEO shall use commercially reasonable efforts to implement and utilize the Manufacturing Technology, and to Manufacture and Commercialize the Licensed Products in the Field and in the Territory in accordance with the Implementation Plan, including performing and completing the activities and achieving the milestones set forth therein. Each Party shall be responsible for the execution of its respective activities in the Implementation Plan. The Parties intend to complete the full implementation of the Implementation Plan and to begin Manufacturing and Commercialization of Licensed Products in the Field in the Territory as soon as practical upon buildout of ZEO’s laboratory, which is expected to be within twelve (12) months following the effective date of the Implementation Plan. During that twelve (12)-month period, ZEO will use commercially reasonable efforts and allocate the personnel, funding, facilities, and other resources reasonably necessary to complete implementation and begin Manufacturing and Commercialization in accordance with the Implementation Plan. During that period, ZEO will provide Pluri with a brief written progress update at least once every ninety (90) days, summarizing material progress against the Implementation Plan, any material delays, and the actions being taken to address them. The Parties will meet to discuss any material implementation issue in good faith. If ZEO fails to complete implementation and begin Manufacturing and Commercialization within that twelve (12)-month period, other than due to (a) a Force Majeure Event; (b) any delay primarily caused by Pluri’s failure to perform its obligations under this Agreement or the Implementation Plan (including any delay in providing technical assistance, Manufacturing Technology, or other deliverables, as required of Pluri under this Agreement or the Implementation Plan); (c) supply chain disruptions affecting the availability of materials, equipment, or components necessary for Manufacturing; (d) delays in obtaining state or other regulatory approvals; all, which are beyond ZEO’s reasonable control (collectively, “Excused Delays”), ZEO will have an additional six (6)-month period to complete implementation and begin Manufacturing and Commercialization. For the avoidance of doubt, the twelve (12)-month period and the six (6)-month cure period shall each be extended on a day-for-day basis for any Excused Delays. If ZEO fails to complete implementation and begin Manufacturing and Commercialization by the end of such cure period (as may be extended for Excused Delays), then Pluri may, by written notice to ZEO, elect to convert the exclusive license granted to ZEO under Section 3.1 to a non-exclusive license with respect to the Field and the Territory, unless the Parties otherwise agree in writing. If ZEO thereafter completes implementation and begins Manufacturing and Commercialization of Licensed Products in the Field and the Territory, then effective as of the date that is six (6) months after such completion and commencement, the license granted to ZEO under Section 3.1 will revert to an exclusive license with respect to the Field and the Territory, unless the Parties otherwise agree in writing. Nothing in this Section shall be deemed to limit Pluri’s remedies related to (A) specific performance, or (B) in case of willful misconduct or intentional failure to act by ZEO.

Section 5.3. Implementation and Operation Costs. Except as otherwise provided in this Agreement, ZEO shall be solely responsible for all expenses and costs incurred in connection with its activities under this Agreement, including the implementation and use of the Manufacturing Technology and the Manufacture, regulatory advancement, and Commercialization of Licensed Products in the Territory. Pluri shall be responsible for all expenses and costs incurred in connection with its activities and obligations under this Agreement, including the performance of Pluri’s obligations under the Implementation Plan. With respect to any joint activities or responsibilities expressly identified in the Implementation Plan, the Parties shall share the costs of such activities as set forth in the Implementation Plan or, if not so specified, as mutually agreed by the Parties in writing.

Section 5.4. Pluri Implementation Warranty. Pluri warrants that any equipment provided by Pluri to ZEO under the Implementation Plan (“Pluri Equipment”) will be free from defects in material and workmanship during the term of the Implementation Plan. ZEO shall provide Pluri with written notice of any claimed breach of this warranty promptly, and in no event later than ten (10) Business Days, after ZEO discovers or reasonably should have discovered the claimed defect. This warranty does not apply to any defect, malfunction, damage, failure, or nonconformity arising out of or relating to any (i) misuse, neglect, improper storage, transportation, operation, maintenance or use by ZEO in a manner inconsistent with Pluri’s written instructions, (ii) modification, alteration, maintenance, or other work by ZEO and/or anyone on its behalf, (iii) use in combination with any equipment, materials, components, not supplied or approved in writing by Pluri, or (iv) negligence or willful misconduct of ZEO, its Affiliates, contractors, or other persons acting on ZEO’s behalf. Upon timely notice of a valid warranty claim during the warranty period, Pluri shall, at its sole cost and expense, either repair or replace the defective Pluri Equipment. THE FOREGOING SHALL CONSTITUTE THE SOLE AND EXCLUSIVE PRODUCT WARRANTY PROVIDED BY PLURI. In any event, Pluri’s liability in connection thereof shall not exceed the amounts specified in Section 15.6.

ARTICLE VI
Regulatory

Section 6.1. ZEO Responsibilities. Except as expressly set forth in this Agreement or the Approved Plan, ZEO shall, at its sole cost and expense, be solely responsible for: (a) seeking and maintaining the Regulatory Approvals for the Licensed Products in the Territory in the Field; provided that any Regulatory Approvals for any rights relating to veterinary applications, aesthetics applications, skin care applications, or other Pluri products or solutions contemplated by Section 3.4 will be governed by the applicable written amendment or separate agreement of the Parties; (b) preparing, submitting, and maintaining all Regulatory Materials and conducting all communications with Regulatory Authorities relating to Licensed Products in the Territory; and (c) to the extent permitted by Applicable Law, holding such Regulatory Approvals and Regulatory Materials in the name of ZEO or its designated Affiliate or permitted designee. Pluri shall provide reasonable cooperation and support as may be reasonably necessary for the foregoing, the costs of which shall be borne by ZEO except to the extent such costs primarily arise from (i) Pluri’s failure to perform its obligations under this Agreement in all material respects, or (ii) any material breach by Pluri of its representations or warranties under this Agreement.

Section 6.2. Regulatory Approval or Regulatory Materials Required to be Held by Pluri. If, notwithstanding the Parties’ good faith efforts, Applicable Law or other material legal or regulatory considerations require that any Regulatory Approval or Regulatory Materials for a Licensed Product in the Territory be held in the name of Pluri, then Pluri shall hold such Regulatory Approval or Regulatory Materials solely for the benefit of this Agreement, and ZEO shall remain responsible, at its sole cost and expense, for all regulatory activities, communications, maintenance, and compliance relating thereto in the Territory, except to the extent that Applicable Law requires action by Pluri directly. In such case, Pluri shall reasonably cooperate, at ZEO’s sole cost and expense, to enable ZEO to exercise its rights and perform its obligations under this Agreement, including by appointing ZEO as its regulatory agent for the applicable Licensed Product in the Territory, to the extent permitted by Applicable Law.

Section 6.3. Cooperation with Respect to Regulatory Information. Each Party shall provide the other with such regulatory information and rights of reference as are reasonably necessary for the performance of this Agreement, subject to confidentiality obligations and any restrictions under Applicable Law.

Section 6.4. Recalls, Suspensions, or Withdrawals. ZEO shall promptly notify Pluri in writing following its determination that any event, incident, or circumstance has occurred that would reasonably be expected to result in the need for a recall, market suspension, or market withdrawal of a Licensed Product in the Field in the Territory. ZEO shall consult with Pluri in good faith regarding any proposed voluntary recall, suspension, withdrawal, or similar action and shall consider Pluri’s comments in good faith prior to implementation, to the extent practicable and consistent with Applicable Law. If any recall, suspension, withdrawal, or similar action is required by a Regulatory Authority in the Territory, or if immediate action is reasonably necessary to protect patient safety or comply with Applicable Law, ZEO may take such action as required, provided that ZEO shall keep Pluri promptly informed of all material developments. ZEO shall be responsible for all costs and expenses associated with any such recall, suspension, withdrawal, or similar action, except (a) to the extent resulting from the gross negligence or willful misconduct of Pluri; (b) to the extent primarily resulting from any breach of this Agreement by Pluri; or (c) to the extent primarily resulting from any failure of the Manufacturing Technology to conform in all material respects to its written specifications.

ARTICLE VII
Manufacturing AND COMMERCIALIZATION

Section 7.1. Manufacturing. As of the Closing, and subject to Article II and Article III, and as otherwise set forth herein, ZEO shall be responsible for manufacturing and control activities required for the Manufacture of Licensed Products pursuant to this Agreement. For clarity, ZEO’s manufacturing rights under this Agreement are limited to the Licensed Products, unless the Parties otherwise expressly agree in writing pursuant to Section 3.4. ZEO shall be solely responsible for all such manufacturing costs and expenses.

Section 7.2. Commercialization Diligence. ZEO shall have the sole discretion and control over the Commercialization of, shall be solely responsible for, and shall use commercially reasonable efforts to Commercialize, the Licensed Products in the Field in the Territory and any other commercialization rights that may be granted to ZEO pursuant to a written amendment or separate agreement contemplated by Section 3.4 at its sole cost and expense.

Section 7.3. Product Trademarks. Pluri and ZEO shall work together in good faith on the branding of the Licensed Products in the Territory, including any trademarks, logos, and trade names selected by the Parties (the “Product Marks”) and the related branding strategy for Commercialization in the Territory (the “Brand Strategy”). Subject to Pluri’s approval rights under this Section, ZEO shall own the Product Marks selected for use under this Agreement and will be solely responsible, at its own cost, for their prosecution, registration, maintenance, enforcement, and defense. ZEO shall submit the proposed Product Marks and Brand Strategy for any Licensed Product to Pluri at least three (3) months before the anticipated first commercial sale of that Licensed Product and shall consider Pluri’s comments in good faith. Notwithstanding the foregoing, ZEO shall not use, adopt, or apply to register any Product Marks or Brand Strategy derived from any trademarks, logos, trade names, or other indicia of source owned, controlled, or used by Pluri, its Affiliates, or licensors, all of which are expressly retained by Pluri, its Affiliates, or licensors. Upon expiration or termination of this Agreement, ZEO shall cease using the Product Marks to the extent relating to the Licensed Products, except as expressly permitted under Section 16.4(d), and, at Pluri’s written request, the Parties will discuss in good faith an assignment to Pluri or its designee of any Product Marks used solely for Licensed Products.

Section 7.4. Promotional Materials. ZEO shall be responsible for the creation, production, and filing with the applicable Regulatory Authorities of all written sales, marketing, promotion, and advertising materials for use in the Commercialization of Licensed Products in the Field in the Territory (“Promotional Materials”). All such Promotional Materials must be in compliance with the Regulatory Approvals, the agreed Brand Strategy and other Applicable Laws. ZEO shall submit representative samples of Promotional Materials to Pluri for review and shall consider Pluri’s comments submitted in good faith in advance of public use of any such Promotional Materials. ZEO shall not use any Promotional Materials that: (a) contain any material product claim that is inconsistent with the Regulatory Approvals or the agreed Brand Strategy; (b) use any Pluri name, logo, trademark, or other branding element not previously approved by Pluri for such use; or (c) would reasonably be expected to adversely affect Pluri’s intellectual property, regulatory position, or reputation, in each case without Pluri’s prior written approval, not to be unreasonably withheld, conditioned, or delayed.

Section 7.5. Patent Marking. Solely to the extent required pursuant to Section 3.1, and Applicable Law, ZEO shall include, and shall ensure that its Affiliates and Related ZEO Parties include, on all packaging and Promotional Materials for each Licensed Product a designation that the Licensed Product incorporates Patents owned or controlled by the applicable owner in accordance with the patent marking provisions of 35 U.S.C. § 287(a).

Section 7.6. Quality Control/Inspection

(a) ZEO shall Manufacture, test, handle, store, package, label, release, and otherwise deal with all Licensed Products in strict compliance with the Manufacturing Technology, the quality requirements set forth in this Agreement, all applicable Regulatory Approvals, and all Applicable Laws, including cGMP and other applicable quality standards. ZEO shall establish and maintain a quality control and quality assurance system reasonably designed to ensure that all Licensed Products conform to applicable specifications and are Manufactured in a manner consistent with this Agreement.

(b) Pluri and its designated representatives shall have the right, upon reasonable prior notice and during normal business hours, to inspect ZEO’s and any approved contractor’s facilities, equipment, relevant personnel practices, quality systems, batch records, deviation reports, CAPA records, complaint files, and other books and records directly relating to the Manufacture, testing, storage, packaging, labeling, release, and quality control of Licensed Products, solely for the purpose of verifying compliance with this Agreement, the Manufacturing Technology, and applicable quality requirements. Such inspections shall be conducted in a manner designed to minimize unreasonable disruption to ZEO’s operations and shall be subject to ZEO’s reasonable confidentiality, biosafety, and site access procedures.

(c) ZEO shall promptly notify Pluri in writing of any material quality issue, out-of-specification result, material deviation, regulatory inspection, regulatory observation, warning letter, recall, market withdrawal, or other event that could reasonably be expected to affect the quality, safety, efficacy, regulatory status, supply, or compliance status of any Licensed Product. ZEO shall not materially investigate, close, or implement any corrective or preventive action with respect to any such matter that may materially affect a Licensed Product without first consulting with Pluri in good faith, except where immediate action is required by Applicable Law or to protect patient safety.

(d) No batch of Licensed Product shall be released for commercial distribution unless such batch has been Manufactured and tested in accordance with the Manufacturing Technology and applicable specifications and has satisfied the release criteria established by Pluri or otherwise agreed by the Parties in writing. Upon Pluri’s request, ZEO shall provide reasonable supporting documentation evidencing such compliance and release.

(e) If any inspection by Pluri or any Regulatory Authority identifies any material deficiency or non-compliance relating to the Licensed Products or their Manufacture, ZEO shall, at its sole cost, promptly take all corrective actions necessary to remedy such deficiency or non-compliance and shall keep Pluri reasonably informed of the status of such corrective actions until completion. If any such deficiency or non-compliance presents an immediate or material risk to product quality, patient safety, regulatory compliance, or Pluri’s intellectual property or proprietary rights, Pluri may require ZEO to suspend the affected Manufacturing or release activities until such issue has been cured to Pluri’s reasonable satisfaction.

ARTICLE VIII
ROYALTY COMPENSATION

Section 8.1. Royalty Structure; Agreement on Commercial Terms. During the Term of this Agreement, Pluri shall use commercially reasonable efforts on an ongoing basis to (a) maintain, update and improve the intellectual property and Platform know-how embodied in the Manufacturing Technology; and (b) conduct dedicated research and development activities to support future innovations within the Field and Territory. The Parties acknowledge that royalties payable under this Article VIII are intended to fairly compensate Pluri for the foregoing. For so long as Pluri holds fifty percent (50%) or more of the issued and outstanding shares of common stock of ZEO, taking into account the Initial Economic Ownership, Warrants and any Milestone Step-Ups, the royalty on Net Sales of each Licensed Product in the Territory, determined on a Licensed Product-by-Licensed Product basis, shall be [***] of Net Sales. If Pluri’s ownership interest falls below fifty percent (50%) but remains above forty percent (40%), the applicable royalty rate shall increase to [***] of Net Sales. If Pluri’s ownership interest reaches forty percent (40%) or lower, the applicable royalty rate shall increase to [***] of Net Sales. Thereafter, upon each additional ten percent (10%) reduction in Pluri’s ownership interest, the applicable royalty rate shall increase by an additional [***] of Net Sales, up to a maximum royalty rate of seven percent (7.0%) of Net Sales. By way of illustration only: if, as of the last day of any applicable calendar quarter, Pluri’s ownership interest falls below fifty percent (50%) but remains above forty percent (40%), the royalty shall be [***] of Net Sales for such calendar quarter; if Pluri’s ownership interest reaches forty percent (40%) or lower, but remains above thirty percent (30%), the royalty shall be [***] of Net Sales; if Pluri’s ownership interest reaches thirty percent (30%) or lower, but remains above twenty percent (20%), the royalty shall be [***] of Net Sales; if Pluri’s ownership interest reaches twenty percent (20%) or lower, the royalty shall be [***] of Net Sales; and if Pluri’s ownership interest is ten percent (10%) or less, the royalty shall be [***] of Net Sales. The applicable royalty rate shall be determined on a quarterly basis, based on Pluri’s ownership interest as of the last day of each applicable calendar quarter. The royalty determined under this Section 8.1 shall apply on a Licensed Product-by-Licensed Product basis and will be structured to reflect arm’s-length pricing consistent with Applicable Law and Pluri’s ongoing intellectual property, know-how, and research and development contributions with respect to such Licensed Products.

Section 8.2. Transfer Pricing; Arm’s-Length Standard. The Parties intend that the royalty rates and any related transfer pricing arrangements under this Agreement will reflect arm’s length prices consistent with Applicable Law. The Parties shall cooperate in good faith to commission and maintain any transfer pricing study, report, analysis or other supporting documentation required under Applicable Law in connection with the royalty or transfer pricing arrangements contemplated by this Agreement. At the end of each fiscal year, the Parties shall reconcile the amounts paid to Pluri during such fiscal year against the amounts determined to be payable in accordance with the applicable arm’s length standard and any required transfer pricing adjustment. If such reconciliation shows that Pluri received excess payments for such fiscal year, then Pluri shall, at its election, either credit such excess against future amounts payable by ZEO or repay such excess to ZEO. If such reconciliation shows a shortfall, ZEO shall immediately pay Pluri the amount of such shortfall.

Section 8.3. Royalty Reports. Within forty-five (45) days after the end of each Calendar Quarter, ZEO shall deliver to Pluri a written report (a “Royalty Report”) setting forth, with respect to such Calendar Quarter, to the extent applicable: (a) gross sales and Net Sales of Licensed Products, on a Licensed Product-by-Licensed Product basis; (b) an itemized calculation of Net Sales, including deductions; (c) Net Sales and royalties payable; and (d) any other amounts payable to Pluri under this Agreement during such Calendar Quarter.

Section 8.4. Records. ZEO shall maintain, and shall require its Affiliates and Related ZEO Parties to maintain, complete and accurate books and records in connection with all activities in connection with this Agreement, in sufficient detail and as necessary to permit Pluri to confirm the calculation of amounts payable to Pluri under this Article VIII and otherwise to confirm ZEO’s compliance with this Agreement. ZEO, its Affiliates and Related ZEO Parties shall keep such books and records for five (5) years following the Calendar Year to which they pertain, or such longer period of time as may be required by Applicable Law.

Section 8.5. Audit. Upon Pluri’s written notice to ZEO, with reasonable advance notice and not more frequently than semi-annually, Pluri may cause an independent certified public accountant, reasonably acceptable to ZEO, to audit such books and records, related solely to information required for verifying the royalty calculation under any Royalty Report, during normal business hours and in a manner that does not unreasonably interfere with ZEO’s operations. If any audit reveals an underpayment, ZEO shall promptly pay the shortfall together with interest in accordance with Section 8.6. If the underpayment exceeds three percent (3%) of the amounts due for the audited period, ZEO shall reimburse Pluri for the reasonable costs and expenses of the audit. Any overpayment shall be credited against future amounts due or refunded, at ZEO’s election. If ZEO disputes any findings of an audit, ZEO shall notify Pluri in writing within thirty (30) days after receipt of the audit report, specifying in reasonable detail the basis for such dispute. The Parties shall attempt in good faith to resolve any such dispute within thirty (30) days after Pluri’s receipt of ZEO’s dispute notice. If the Parties are unable to resolve the dispute within such period, either Party may submit the dispute to an independent US nationally recognized accounting firm mutually acceptable to the Parties (the “Neutral Accountant”). If the Parties cannot agree on a Neutral Accountant within fifteen (15) days, each Party shall select one independent nationally recognized accounting firm within five (5) Business Days, and those two firms shall jointly select a third independent nationally recognized accounting firm to serve as the Neutral Accountant. The Neutral Accountant shall review only the disputed items and shall render a written determination within forty-five (45) days after its engagement, which determination shall be final and binding on the Parties, absent manifest error. The fees and expenses of the Neutral Accountant shall be borne by the Party whose position is further from the Neutral Accountant’s final determination, or shared equally if the determination is equidistant. Pending resolution of any dispute under this Section, ZEO shall pay all undisputed amounts when due.

Section 8.6. Late Payment. Any amounts not paid when due (except to the extent disputed in good faith as provided in Section 8.5), shall bear interest, to the extent permitted by Applicable Law, at a rate equal to the lesser of: (a) two percent (2%) per annum above the then-current prime rate published by The Wall Street Journal; or (b) the maximum rate permitted by Applicable Law, calculated from the due date until paid in full. Interest shall compound monthly,

Section 8.7 [Reserved.]

ARTICLE IX
Equity Consideration

Section 9.1. Share Exchange. At the Closing, each Consenting Shareholder, severally and not jointly, shall contribute all Series C Preferred Shares held by such Consenting Shareholder to the capital of ZEO (which shall represent all Series C Preferred Shares issued and outstanding), in exchange for which the Consenting Shareholders shall be issued 50 Series D Preferred Shares in the aggregate, to be distributed among them on a pro-rata basis.

Section 9.2. Initial Consideration. At the Closing, subject to the satisfaction or waiver of the conditions set forth in Article II, ZEO shall issue to Pluri:

(a) Shares of common stock of ZEO, free and clear of any Encumbrances, representing forty-one percent (41%) of ZEO’s issued and outstanding share capital immediately following such issuance (the “Holding Threshold”) whereby, for the avoidance of doubt, in determining such 41% ownership at the Closing, any options, warrants, or other securities of ZEO exercisable for or convertible into ZEO common stock outstanding as of the Closing that have not been exercised or converted as of the Closing (the “Existing Convertibles”) will be excluded; and

(b) 50 Series D Preferred Shares (together with the shares of ZEO common stock being issued pursuant to Section 9.2(a), the “Initial Economic Ownership”).

Section 9.3. Conditions to Initial Economic Ownership. The Parties acknowledge that the timing and mechanics for obtaining the Initial Economic Ownership shall be subject to the Closing.

Section 9.4. Milestone Step-Ups. In addition to the Initial Economic Ownership, Pluri’s economic ownership in ZEO is subject to increase upon achievement of the following objective milestones (each, a “Milestone”), in each case subject to Applicable Law and applicable national securities exchange rules:

(a) Tranche B Milestone. Upon the volume weighted average closing price of ZEO’s common stock for a period of ten (10) trading days (as reported by the principal trading market for ZEO’s common stock) reaching $5.50 per share (adjusted for stock splits, stock dividends and similar recapitalization events), ZEO shall issue to Pluri a number of additional shares of ZEO’s common stock equal to five percent (5%) of ZEO’s outstanding share capital as of the Closing Date, plus any Adjustment Convertibles (as hereinafter defined) exercised between the Closing Date and the date the Tranche B Milestone Shares are issued to Pluri.

(b) Warrants. Upon the Closing, ZEO shall issue to Pluri two separate warrants (individually, a “Warrant” and collectively, the “Warrants”), each Warrant exercisable for a period of five (5) years from the date of the Closing, as follows:

(i) a warrant to purchase up to an additional number of shares of ZEO’s common stock equal to five percent (5%) of ZEO’s outstanding shares of common stock as of the Closing Date, plus any Adjustment Convertibles exercised between the Closing Date and the date the Warrant is issued to Pluri, at an exercise price of four dollars ($4.00) per share (adjusted for stock splits, stock dividends and similar recapitalization events); and

(ii) a warrant to purchase up to an additional number of shares of ZEO’s common stock equal to two and one-half percent (2.5%) of ZEO’s outstanding shares of common stock as of the Closing Date, plus any Adjustment Convertibles exercised between the Closing Date and the date the Warrant is issued to Pluri, at an exercise price of five dollars and fifty cents ($5.50) per share (adjusted for stock splits, stock dividends and similar recapitalization events).

(c) All Tranche B Shares or Warrants issued to Pluri pursuant to this Section 9.4 shall be subject to the same anti-dilution protection mechanism set forth in Section 9.5 with respect to any Adjustment Convertibles exercised after the date of issuance of the Tranche B Shares or Warrants, as the case may be.

Section 9.5. Anti-Dilution Protection. At any time after the Closing, if any of the Existing Convertibles outstanding as of the Closing Date having a conversion or exercise price of $4.00 or less per share, plus any shares issuable as anti-dilution protection (or similar mechanisms) under such Existing Convertibles (“Adjustment Convertibles”), are converted or exercised into ZEO common stock, then ZEO shall, promptly on a quarterly basis (A) issue Pluri such number of shares of ZEO common stock which is equal to the number of shares of ZEO common stock which Pluri would have been issued at the Closing and the Tranche B Milestone shares had such Adjustment Convertibles been issued and outstanding as common stock of ZEO at the Closing and (B) deliver to Pluri an adjustment certificate illustrating the adjustment to the purchase price and number of shares issuable under the Warrants in connection with the anti-dilution protection (based on the foregoing principles). The foregoing obligation of ZEO shall also apply to any substitute securities of the Adjustment Convertibles. ZEO shall provide Pluri with written notice within five (5) Business Days of any conversion or exercise of Adjustment Convertibles, together with a calculation showing the number of shares to be issued to Pluri and/or issuable upon exercise of the outstanding Warrants, and ZEO shall issue any such shares to Pluri promptly thereafter.

Section 9.6. Independent Valuations; Fairness Opinion. The Parties acknowledge that the Closing will require completion of (a) the Technology Valuation; (b) an accounting valuation; and (c) if requested by the ZEO’s Board, a customary fairness opinion. The valuations and if requested, the fairness opinion, must be acceptable to the respective boards of directors of the Parties and their independent registered public accounting firms. The Parties shall reasonably cooperate in providing information needed to conduct such valuations, subject to the confidentiality obligations set forth in this Agreement. Delivery of such valuations and, if requested fairness opinion, is a condition to the Closing.

Section 9.7. Secondary Sale; Securities Exchange. At the Closing, (i) each of the Selling Shareholders, severally and not jointly, shall sell, transfer, and convey to Pluri, free and clear of any Encumbrance, such number of shares of ZEO common stock as is set forth opposite such Selling Shareholder’s name in the Secondary Sale Agreement, provided that each Selling Shareholder shall sell shares in equal portions, representing in the aggregate for all Selling Shareholders four percent (4%) of ZEO’s issued and outstanding share capital immediately following the issuance by ZEO to Pluri of the forty-one percent (41%) equity stake pursuant to Section 9.2, for an aggregate of four percent (4%) of ZEO’s issued and outstanding shares of common stock as of the Closing, without giving effect to the Existing Convertibles, and (ii) ZEO shall issue to Pluri free and clear of any Encumbrance, such number of shares of ZEO common stock equal to five percent (5%) of ZEO’s issued and outstanding share capital immediately following the issuance by ZEO to Pluri of the forty-one percent (41%) equity stake pursuant to Section 9.2. In consideration thereof, Pluri shall issue (i) to each such Selling Shareholder, severally and not jointly, such number of shares of Pluri common stock as is set forth opposite such Selling Shareholder’s name in the Secondary Sale Agreement, with the aggregate number of shares of Pluri common stock so issued shall represent four percent (4%) of Pluri’s issued and outstanding share capital as calculated at the Closing (following any issuance by Pluri of any securities as set forth herein), in each case on the terms and conditions set forth in the Secondary Sale Agreement, and (ii) ZEO such number of shares of Pluri common stock as is set forth opposite such Selling Shareholder’s name in the Secondary Sale Agreement, with the aggregate number of shares of Pluri common stock so issued shall represent five percent (5%) of Pluri’s issued and outstanding share capital as calculated at the Closing (following any issuance by Pluri of any securities as set forth herein), but in any event no less than the price of the ZEO share at the time of issuance. In addition, upon the first occurrence of ZEO’s common stock achieving a thirty (30)-day average trading price of five dollars and fifty cents (US$5.50) per share, subject to customary adjustments for stock splits, stock dividends, recapitalizations, and similar events, Pluri shall issue to the Selling Shareholders additional shares of Pluri common stock representing, in the aggregate, five percent (5%) of Pluri’s issued and outstanding share capital, calculated as of the Closing and after giving effect to any issuance of securities by Pluri contemplated herein. Such additional shares shall be issued on the terms and conditions set forth in the Secondary Sale Agreement and allocated among the Selling Shareholders as set forth therein.

Section 9.8 Secondary Sale Agreement. Pluri and each of the Selling Shareholders shall enter into a separate Secondary Sale Agreement, substantially in the form attached hereto as Exhibit I, for the purpose of consummating the Secondary Sale.

Section 9.9 Equity Award Agreements. Pluri shall, as soon as practicable following the Closing, deliver the Equity Award Agreements for each of the Consenting Shareholders and the Selling Shareholders evidencing the equity award described on Exhibit E to this Agreement, which shall have an aggregate value of $50,000 for each of them.

ARTICLE X
Governance and Management Framework

Section 10.1. General Principles. The Parties intend that, following the Closing and throughout the Term, the governance of ZEO will be conducted in accordance with this Agreement and the applicable ancillary transaction documents, including without limitation, the Certificate of Designation. ZEO’s executive management team will retain primary responsibility for the day-to-day management and operations of ZEO, subject to board oversight and the rights and approval requirements set forth in such documents. The ZEO Board will be constituted, and the Parties’ respective governance rights will apply, as expressly provided in such documents. This structure is intended to support a practical and collaborative operating relationship.

Section 10.2. Board Composition and Designation Rights.

(a) As of the Closing, the size of the ZEO Board shall be set at seven (7) directors. The Parties acknowledge and agree that Pluri shall have the right to designate four (4) nominees for director, provided, however, that (i) such nominees must allow the ZEO Board to be comprised of a majority of directors who are “independent” as defined under applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq or such other National Securities Exchange on which the shares of ZEO common stock are listed for trading; (ii) one of such nominees must be an “audit committee financial expert” as defined under applicable SEC and Nasdaq rules; and (iii) such nominees are acceptable to holders of Series D Preferred Shares, as evidenced by the unanimous vote or written consent of such holders, voting as a separate class.

(b) The Parties acknowledge and agree that the holders of Series D Preferred Shares, other than Pluri shall have the right to designate the remaining three (3) nominees for director, provided, however, that (i) at least one of such nominees shall be “independent” (as defined above); and (ii) such nominees are acceptable to holders of Series D Preferred Shares, as evidenced by the unanimous vote or written consent of such holders, voting as a separate class. The Parties hereby further acknowledge and agree that the current directors of ZEO are acceptable as nominees to the ZEO Board.

(c) At Closing, ZEO shall cause Yaky Yanay, Pluri’s CEO to be appointed to the ZEO Board. At such time as all four (4) of Pluri nominees have been identified and approved by Series D Preferred Shares pursuant to Section 10.2(a), the Company shall, within forty five (45) days of the date thereof, either hold an Annual Meeting or take action by majority written consent to elect Pluri’s four (4) nominees and the remaining three (3) nominees as designated pursuant to Section 10.2(b) above to the ZEO Board.

(d) The nomination rights granted to Pluri pursuant to this Section 10.2 are in addition to and not in lieu of protective rights granted to holders of Series D Preferred Shares as set forth in Exhibit A and Exhibit B to this Agreement and shall expire upon the earliest to occur of (i) Pluri’s percentage ownership of ZEO’s outstanding common stock being reduced to twenty five percent (25%) or less; or (ii) the occurrence of a Change in Control of Pluri.

Section 10.3. Management Authority and Approved Plan. ZEO’s executive management team, under the supervision of the ZEO Board, will be responsible for the day-to-day management and operation of ZEO and its business in the ordinary course, including implementation of the Approved Plan, execution of Manufacturing, Commercialization, and regulatory activities for Licensed Products, and operation of ZEO’s facilities. The ZEO Board will review and approve an annual (or other periodic) operating plan and budget for ZEO (the “Approved Plan”), including Manufacturing, Commercialization, regulatory, capital expenditure, and financing plans relating to the Licensed Products. Subject to any agreed delegation limits, including customary signing authority and expenditure thresholds established by the ZEO Board and set out in the Approved Plan or a separate delegation-of-authority policy. Nothing in this Section limits the powers of the ZEO Board.

Section 10.4. Maintenance of Public Company Governance Standards. The Parties intend to structure ZEO’s governance to be consistent with the requirements of a U.S. public company subject to the reporting requirements of Section 13(d) or 15 of the Securities Exchange Act of 1934, as amended, including compliance with applicable listing standards and corporate governance rules, to support a future Nasdaq Uplist. To the extent of any conflict between such requirements and specific provisions of this Agreement or the governance exhibits, the Parties shall cooperate in good faith to amend such provisions in a manner that preserves, to the maximum extent possible, the intended allocation of control and rights while achieving compliance with regulatory and exchange requirements.

Section 10.5. Change in Control of Pluri. Upon the occurrence of a Change in Control of Pluri:

(a) unless otherwise determined by the ZEO Board, all nomination rights of Pluri to the ZEO Board, and any voting rights for the nomination of the ZEO Board, shall be immediately and automatically assigned to the Consenting Shareholders, so long as such rights are held by Pluri or the Competitor with respect to which such Change in Control has taken place;

(b) the exclusive license granted to ZEO under Section 3.1 shall continue in full force and effect for the benefit of ZEO for the remainder of the Term, and Pluri, or the successor, as applicable, shall be bound by all of Pluri’s obligations under this Agreement, including the obligation to provide technical assistance, cooperation, and support under Section 4.2 and to maintain the Manufacturing Technology under Section 8.1; provided, however, that nothing herein shall be deemed an obligation of such a successor to provide any information except with respect to the Licensed Products as set forth in this Agreement; and

(c) Any ZEO rights for an Observer shall immediately and automatically terminate in the event that Pluri’s nomination rights have been suspended in accordance with Section 10.5(a).

Section 10.6. Quarterly Information; Non-Voting Pluri Board Observer. Pluri shall provide the ZEO Board, subject to compliance with applicable rules and regulations, with a quarterly written summary of Pluri activities, in such scope and form reasonably determined by Pluri, that, to Pluri’s opinion, materially affect the Licensed Products, subject further to customary confidentiality protections and any exclusions analogous to those set forth in this Agreement. Until such as Pluri’s percentage ownership of ZEO’s outstanding common stock is reduced to twenty percent (20%) or less, the Chief Executive Officer of ZEO, from time to time, shall be invited to serve as a non-voting observer to the Pluri Board (the “Observer”), to support transparency, alignment, and close collaboration between the Parties. Subject to the Observer’s execution of Pluri’s standard confidentiality and non-disclosure agreement, the Observer will be entitled to receive notice of and attend meetings of the Pluri Board in a non-voting capacity and to receive the same board materials provided to members of the Pluri Board, in each case at the same time and in the same manner. In addition, effective as of the Closing Date, Pluri shall make reasonable commercial efforts to include ZEO’s Chief Executive Officer with respect to such Person’s acting as an Observer in its D&O policy in the same manner and to the same extent as Pluri covers the non-employee members of the Pluri Board. Notwithstanding the foregoing, Pluri may, upon reasonable prior written notice to ZEO, exclude the Observer from any meeting or portion of a meeting, or withhold materials, where Pluri reasonably determines in good faith that doing so is appropriate because of a potential conflict of interest or similar governance concern, of which ZEO shall be notified in the aforesaid written notice, if reasonably practicable.

Section 10.7. ZEO Advisors; Litigation; Privilege; Independent Advice. Subject to the terms of this Agreement, the Approved Plan, any delegation of authority policy, the Certificate of Designation, or any ancillary agreement, ZEO shall retain the right to select, retain, replace, communicate with, and direct legal counsel, accountants, financial advisors, consultants, and other professional advisors of its choosing provided that such advisors have the qualifications, expertise, capabilities necessary for the matters for which they are engaged. The Parties acknowledge and agree that ZEO’s current independent registered public accounting firm and SEC counsel are so qualified. All attorney-client privilege, work product protection, and related protections belonging to ZEO shall remain under ZEO’s control, and ZEO shall not be required to disclose privileged, protected, or confidential information to Pluri or its representatives where ZEO determines in good faith, based on written advice of counsel, that such disclosure will result in a waiver of attorney-client privilege of ZEO.

Section 10.8. Administration of ZEO 2021 Equity Incentive Plan. The Parties agree that following Closing, grant of equity awards for non-affiliates under ZEO’s 2021 Equity Incentive Plan or any comparable successor plan, shall be administered by a committee consisting of Ian Bothwell, Dr. George Shapiro and Yaky Yanay (so long as they have an active role in the Company); provided that, the maximum number of equity awards granted shall be determined from time to time by the Board of Directors. ..

ARTICLE XI
Uplisting and Financing Support

Section 11.1 Uplisting. ZEO shall use commercially reasonable efforts to pursue any and all actions required to effectuate a Nasdaq Uplisting within the timeframe reflected in the Approved Plan. Such efforts may include, without limitation, equity or debt financings, corporate restructuring or reorganization, and implementation of corporate governance and internal control enhancements. Pluri shall provide such operational and technical support as agreed by the Parties and set forth in the Approved Plan.

ARTICLE XII
Intellectual Property

Section 12.1. Ownership of Intellectual Property Rights.

(a) Ownership. As between the Parties: (i) Pluri will remain the sole and exclusive owner of the Manufacturing Technology and all Patents, Know-How, product rights, processes, data, materials, bills of materials, approved vendor lists, sourcing specifications, and other intellectual property and proprietary rights of Pluri; (ii) ZEO will remain the sole and exclusive owner of all ZEO IP; and (iii) all Improvements, modifications, refinements, derivative works, and other changes to the Manufacturing Technology or any manufacturing process, specifications, or methods embodied therein, whether conceived, reduced to practice, or otherwise made solely by ZEO, solely by Pluri, or jointly by the Parties, will be exclusively owned by Pluri. To the extent any such rights do not vest automatically in Pluri, ZEO hereby assigns, and will cause its Affiliates, employees, contractors, and agents to assign, to Pluri all right, title, and interest in them. The foregoing ownership and assignment apply only to Improvements, modifications, refinements, derivative works, and other changes to the Manufacturing Technology, the Licensed Products, or any manufacturing process, specifications, or methods embodied therein, and do not apply to any new development, invention, formulation, indication, application, field, or other opportunity that is outside the scope of the Manufacturing Technology and outside the rights expressly granted under this Agreement. The Parties acknowledge that this ownership structure is a core element of the collaboration and is intended to preserve Pluri’s ownership of the Platform, technology, and product evolution, while ZEO contributes meaningful commercial, regulatory, operational, and market-facing value under this Agreement.

(b) ZEO Contributions. Nothing in this Agreement is intended to diminish ZEO’s role as a strategic commercial and operational partner. Rather, the Parties acknowledge that ZEO’s contributions in commercialization, regulatory execution, market development, branding, and operational implementation are a material part of the value created under this collaboration, even though ownership of Pluri’s underlying Platform, technology, products, and related evolutions remains vested in Pluri.

(c) Disclosure. ZEO shall promptly disclose to Pluri all suggested Improvements, modifications, refinements, issues, deviations, and other information identified by ZEO relating to the Manufacturing Technology, manufacturing process, or Licensed Products, including any invention disclosures or similar documents submitted to ZEO by its or its Affiliates’ employees, agents, or independent contractors relating thereto, and shall respond promptly to reasonable requests from Pluri for additional information. Disclosure of any such suggested Improvement or other information by ZEO will not, by itself, give ZEO any right to implement or use it. Pluri shall promptly disclose to ZEO any material updates to the Manufacturing Technology that materially affect the Manufacture or Commercialization of Licensed Products in the Territory.

(d) Feedback. Without limiting Section 12.1(a), ZEO, on behalf of itself and its Affiliates, employees, contractors, and agents, irrevocably assigns to Pluri any suggestions, comments, feedback, ideas, recommendations, observations, data, reports, analyses, or other input provided, conceived, developed, or communicated by or on behalf of ZEO in the course of the Parties’ activities under this Agreement, in each case to the extent relating to any Licensed Product, the Manufacturing Technology, the manufacturing process, formulation, specifications, packaging, labeling, Commercialization, regulatory strategy, or any Improvement, modification, or refinement of any of the foregoing, provided, however, that this Section 12.1(d) will not apply to any new development that is expressly outside the scope of this Agreement and is governed by Section 12.1(f).

(e) Cooperation. ZEO shall, and shall cause its Affiliates to, provide all assistance and cooperation as Pluri may reasonably request in connection with this Article XII, including by making its employees, agents, and independent contractors reasonably available and executing any necessary documents or instruments, including declarations, assignments, and powers of attorney.

(f) Opportunities Outside the Agreement; New Developments and Joint IP. The Parties acknowledge that ZEO may identify opportunities relating to products, indications, formulations, applications, or fields that are outside the scope of this Agreement. The Parties may discuss any such opportunities in good faith and, if mutually agreed, document the applicable commercial, development, ownership, licensing, prosecution, enforcement, regulatory, transfer, sale, and revenue-sharing terms in a separate written agreement. To the extent ZEO solely conceives, invents, develops, and reduces to practice any new development without use of, reliance upon, or reference to the Manufacturing Technology, Licensed Products, Improvements, Feedback, or any Intellectual Property or Confidential Information of Pluri, such development will not be governed by Section 12.1(a) and will constitute ZEO IP owned by ZEO. For clarity, any development that does not satisfy the foregoing requirements or that otherwise could not reasonably have been developed without access to the Manufacturing Technology, Licensed Products, Improvements, Feedback, or any Intellectual Property or Confidential Information of Pluri shall be governed by Section 12.1(a) and constitute an Improvement exclusively owned by Pluri. ZEO shall bear the burden of demonstrating, through contemporaneous written records, that a development satisfies the foregoing requirements. Any development that is invented jointly by representatives of both Parties that does not constitute an Improvement under this Agreement and is jointly owned under applicable inventorship law will constitute “Joint IP.” The Parties will negotiate in good faith a separate written agreement governing the ownership, prosecution, maintenance, enforcement, defense, use, licensing, commercialization, sale, transfer, and economic participation rights relating to any such Joint IP. Pending execution of any such separate agreement, neither Party shall have the right to use, license, commercialize, or otherwise exploit any Joint IP without the written consent of the other Party. For clarity, subject to the ownership provisions of this Section 12.1 and except as otherwise expressly set forth in this Agreement, nothing in this Agreement restricts either Party’s right to independently pursue, develop, own, use, license, commercialize, or otherwise exploit opportunities, products, indications, formulations, applications, or fields outside the scope of this Agreement and neither Party shall be required to offer any such opportunity to the other Party or obtain the other Party’s consent before pursuing any such opportunity.

(g) Pluri’s Right to License Outside the Territory. Pluri shall have the right to license, commercialize, manufacture, distribute, or otherwise exploit ZEO products outside the Territory, subject to terms and conditions to be mutually agreed by the Parties in a separate written agreement. The Parties shall negotiate in good faith the applicable commercial, regulatory, operational, legal, financial, intellectual property, supply, quality, royalty, and other terms governing any such license or commercialization rights outside the Territory. For clarity, the exercise of such rights by Pluri shall be subject to the Parties’ execution of a separate written agreement expressly setting forth such terms, which may include royalties payable to ZEO.

Section 12.2. Enforcement.

(a) Each Party shall notify the other within thirty (30) Business Days of becoming aware of any Third-Party activity in the Field in the Territory that it reasonably believes may: (i) infringe, misappropriate, or otherwise violate the Manufacturing Technology or any rights licensed to ZEO under this Agreement, or (ii) materially interfere with the Manufacture or Commercialization of the Licensed Products (each, a “Product Infringement”). For clarity, Product Infringement does not include infringement of any Pluri Patent, and nothing in this Section gives ZEO any right to enforce, control, or otherwise exercise ownership rights with respect to any Pluri Patent unless expressly provided otherwise in this Agreement.

(b) ZEO shall have the first right to bring and control any legal action against a Third Party in connection with a Product Infringement at its own expense as it reasonably deems appropriate. If ZEO elects not to take steps to enforce the relevant rights within sixty (60) days of receiving notice of a Product Infringement, then Pluri shall have the right and option, but not the obligation, to bring and control any legal action in connection with such Product Infringement at its own expense.

(c) The Parties shall consult with each other in good faith regarding any Product Infringement and the appropriate response thereto. The Party controlling any enforcement action shall keep the other Party reasonably informed of material developments relating to such action.

(d) At the reasonable request of the Party controlling an action relating to a Product Infringement, the other Party shall provide reasonable assistance in connection therewith, including by making relevant personnel reasonably available, executing reasonably appropriate documents, cooperating in discovery, and joining as a party to the action if reasonably required by Applicable Law to pursue such action, at the sole cost and expense of the Party bringing the action. The Party controlling the enforcement action shall have the sole right to control the conduct and settlement of such action; provided, however, that no settlement shall (i) impose any obligation or liability on the other Party, (ii) include any admission of wrongdoing by the other Party, or (iii) impair the other Party’s ownership of or rights in the Manufacturing Technology or its ability to perform under this Agreement, in each case without such other Party’s prior written consent.

(e) Any recoveries resulting from enforcement action relating to a claim of Product Infringement shall be first applied against payment of each Party’s costs and expenses incurred in connection therewith. Any remaining net recoveries shall be allocated equally (50/50) between the Parties; provided that if ZEO is the controlling Party, then its share of such recoveries will be treated as Net Sales in the Calendar Quarter in which such recovery is received.

Section 12.3. Defense. Each Party shall promptly notify the other in writing of any allegations it receives from a Third Party that the Manufacture, Commercialization, or other exploitation of any Licensed Product infringes, misappropriates or violates any intellectual property or proprietary rights of such Third Party (“Third Party IP Claim”). Each Party shall assert and not waive the joint defense privilege with respect to all communications between the Parties. If either Party is entitled to indemnification under Article XV with respect to any Third-Party IP Claim, then the terms and conditions of Article XV shall apply to such Third-Party IP Claim. In all other cases, except as otherwise provided in this Agreement, each Party shall have the right to defend itself from any such Third-Party IP Claim brought against such Party or its Affiliates or licensees at its own expense and with counsel of its choosing. Each Party shall keep the other Party reasonably informed of all material developments in connection with any Third-Party IP Claim, and the other Party shall consult with and offer reasonable assistance to the Party defending against such Third-Party IP Claim, at the defending Party’s cost and expense.

ARTICLE XIII
Confidentiality; Publication; CONSOLIDATION of financial statements

Section 13.1. Protection and Permitted Use of Confidential Information.

(a) Each Party (the “Receiving Party”) may receive Confidential Information of the other Party (the “Disclosing Party”) in connection with this Agreement. During the Term and for five (5) years thereafter, the Receiving Party will: (i) keep the Disclosing Party’s Confidential Information confidential using at least the same degree of care it uses to protect its own confidential information of a similar nature, and in any event no less than a reasonable degree of care; (ii) use the Confidential Information solely for purposes of exercising its rights or performing its obligations under this Agreement; and (iii) not disclose the Confidential Information to any Third Party except as expressly permitted under this Agreement. Notwithstanding the foregoing, with respect to any trade secret or Know-How, these confidentiality and non-use obligations will continue for so long as such Confidential Information remains confidential or non-public.

(b) The Receiving Party may disclose Confidential Information of the Disclosing Party to its Affiliates and to its and their directors, officers, employees, contractors, consultants, advisors, financing sources, actual or potential investors, lenders, acquirers, merger partners, sublicensees, subcontractors, and other representatives or counterparties, in each case solely to the extent reasonably necessary for the purposes of this Agreement, related diligence, financing, corporate transactions, Manufacturing, Commercialization, or regulatory activities, and only on a need-to-know basis; provided that each such recipient is bound by confidentiality and non-use obligations at least as protective as those set forth in this Agreement or is otherwise subject to professional or legal duties of confidentiality. Each Party will remain responsible for any breach of this Article XII by any Person to whom it discloses the other Party’s Confidential Information.

(c) The Receiving Party may also disclose Confidential Information of the Disclosing Party to governmental, regulatory, or reimbursement authorities, stock exchanges, or other Third Parties to the extent reasonably necessary to obtain or maintain approvals, make filings, comply with disclosure obligations, or otherwise comply with applicable law, regulation, court order, or stock exchange rule; provided that, to the extent legally permissible and reasonably practicable, the Receiving Party will give the Disclosing Party prior notice of the required disclosure, will reasonably cooperate with the Disclosing Party’s efforts to seek confidential treatment or other protection, and will disclose only the portion of the Confidential Information that is legally required to be disclosed.

(d) The obligations in this Section 13.1 will not apply to information that the Receiving Party can demonstrate by contemporaneous written records: (i) was publicly available other than as a result of a breach of this Agreement; (ii) was already known to the Receiving Party on a non-confidential basis at the time of disclosure; (iii) was lawfully received from a Third Party not under any duty of confidentiality to the Disclosing Party; or (iv) was independently developed by or for the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information.

(e) Any Confidential Information disclosed under this Agreement will remain the Confidential Information of the Disclosing Party notwithstanding any permitted disclosure under this Section 13.1.

(f) This Article XIII supersedes, as of the Closing Date, the confidentiality agreement between the Parties dated January 13, 2026, and all confidential information exchanged under that agreement will be deemed Confidential Information under this Agreement.

Section 13.2. Publication. ZEO shall not publish or otherwise disclose any scientific papers, abstracts, presentations, or publications relating to or concerning the Manufacturing Technology, the Licensed Products, or any other technology or Confidential Information of Pluri, including any data or results generated in connection with activities carried out under this Agreement, without the prior written approval of Pluri, such approval not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, no approval shall be required for any disclosure that is required by Applicable Law or by the rules or regulations of any securities exchange or Governmental Authority, provided that, to the extent legally permissible and reasonably practicable, ZEO shall give Pluri reasonable advance notice of such required disclosure and shall consider in good faith any comments or proposed redactions from Pluri.

Section 13.3 Publicity; Use of Names.

(a) Except as permitted under this Section 13.3 or otherwise required by applicable law, neither Party will issue any press release or other public statement specifically referring to this Agreement or the other Party without the other Party’s prior written consent, not to be unreasonably withheld, delayed, or conditioned.

(b) On or after the Effective Date, the Parties may issue an initial press release regarding the execution of this Agreement in a form mutually approved by the Parties. After release of an approved press release, each Party may repeat or refer to the information contained in that press release, so long as the information remains accurate and is not presented in a misleading manner.

(c) Either Party may make disclosures regarding this Agreement or its terms to its advisors, actual or potential investors, lenders, acquirers, merger partners, and other financing or transaction counterparties, in each case under circumstances reasonably designed to preserve confidentiality.

(d) If a Party determines, based on advice of counsel, that it must make a public disclosure or filing relating to this Agreement under applicable law, regulation, or stock exchange rules, that Party may do so; provided that, to the extent legally permissible and reasonably practicable, it will give the other Party advance notice and a reasonable opportunity to review and comment on the proposed disclosure or filing, including any proposed redactions of this Agreement. The disclosing Party will consider such comments in good faith, but may make the disclosure or filing as it reasonably determines is required

(e) Except as expressly permitted in this Agreement or approved in writing by the other Party, neither Party may use the other Party’s name, logo, trademarks, or branding in any public announcement, promotional material, or marketing communication.

Section 13.3. Consolidation of Financial Statements. Notwithstanding anything to the contrary herein, ZEO shall reasonably cooperate with Pluri and provide Pluri and its representatives reasonable access to such financial, accounting, operational, and other information, records, personnel, and supporting documentation relating to ZEO as Pluri reasonably believes is necessary to consolidate ZEO’s financial statements with Pluri’s financial statements in accordance with Applicable Law and applicable accounting standards. Pluri may use, disclose, file, and publish such information to the extent reasonably required to prepare, audit, file, or publish its consolidated financial statements or otherwise comply with Applicable Law, securities exchange rules, or applicable accounting or financial reporting requirements; provided that Pluri shall use commercially reasonable efforts to preserve the confidentiality of such information to the extent permitted by Applicable Law. Nothing in this Section 13.3 or elsewhere in this Agreement shall constitute a representation and warranty by ZEO of the ability to consolidate ZEO’s financial statements with Pluri’s financial statements.

ARTICLE XIV
Representations, Warranties, and Covenants

Section 14.1. Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder;

(b) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(c) it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

(d) all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained or will be obtained prior to Closing.

Section 14.2. Additional Representations, Warranties and Covenants of ZEO. ZEO represents, warrants and covenant to Pluri that as of the Effective Date or during such period specifically referenced herein:

(a) ZEO, together with its Affiliates, contractors and distributors, has, or by the time performance is required under this Agreement will have, the personnel, facilities, infrastructure, systems, supply chain arrangements, operational capabilities, financial resources, working capital, regulatory support, quality systems, and expertise necessary to perform its obligations hereunder and to do so on a scalable commercial basis, including to Manufacture the Licensed Products in accordance with the Manufacturing Technology and Applicable Laws, and to Commercialize the Licensed Products effectively in the Field in the Territory in a manner reasonably capable of supporting anticipated market demand and growth; provided that such activities are limited to the Licensed Products and any other commercialization rights that may be granted pursuant to a written amendment or separate agreement contemplated by Section 3.4, and do not include any research, development or other research and development activities except as may be expressly agreed by the Parties in writing.

(b) in the course of performing its obligations or exercising its rights under this Agreement, ZEO shall, and shall cause its Affiliates and Related ZEO Parties to: (i) comply in all material respects with the Approved Plan, all agreements referenced herein, and all Applicable Laws, including, as applicable, cGMP, GCP, GLP, and GSP standards; and (ii) ensure that its distributors, suppliers, and manufacturers, if any, comply with Applicable Laws in respect of the Manufacture and Commercialization of the Licensed Products;

(c) neither ZEO nor any employee, agent or subcontractor of ZEO involved in or who will be involved in the Manufacture and/or Commercialization of the Licensed Products has been debarred or disqualified under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 335a) or is otherwise the subject of any pending or threatened debarment or disqualification proceedings or other notice of non-compliance or enforcement action by any Regulatory Authority; (ii) ZEO shall not employ or engage any Person who has been debarred or disqualified by any Regulatory Authority, or, to ZEO’s Knowledge, is the subject of any pending or threatened debarment, disqualification or enforcement proceedings by a Regulatory Authority; and (iii) no Person on any of the FDA clinical investigator enforcement lists will participate in the performance of any activities hereunder;

(d) ZEO acknowledges and agrees that (i) it has been furnished the materials relating to the Manufacturing Technology and related rights controlled by Pluri that it has requested; (ii) it has completed to its satisfaction an independent investigation of the Manufacturing Technology and related rights controlled by Pluri that it has requested; and (iii) in making its decision to enter into this Agreement, and to consummate the transactions contemplated hereby, it has relied on the results of its own independent investigation and analysis, together with the representations and warranties set forth in Sections 14.1 and 13.3. ZEO has no Knowledge that any representations or warranties of Pluri made in this Agreement are not true and correct;

(e) ZEO shall not, and shall not permit any of its subcontractors to, process personal data in a manner that involves (i) the transfer of such personal data from one country to any other country (the EU and Switzerland constituting a single country for this purpose), or (ii) accessing personal data from another country; in each case without the prior written consent of Pluri or as explicitly permitted in the Agreement;

(f) Upon the request of Pluri, ZEO shall enter into appropriate data transfer agreements with Pluri and its Affiliates as needed to satisfy cross-border transfer obligations relating to personal data, such as the European Commission Standard Contractual Clauses or other similar agreements.

(g) ZEO understands and acknowledges, and shall cause the Consenting Shareholders to understand and acknowledge, that Pluri shall not be liable for any tax exposures associated with the issuance of any Pluri equity under this Agreement or under any other agreement and/or instrument to be delivered thereby.

Section 14.3. [Reserved].

Section 14.4. Additional Representations, Warranties and Covenants of Pluri. Pluri represents, warrants and covenant to ZEO that as of the Effective Date or during such period specifically referenced herein:

(a) Pluri has the right under the Manufacturing Technology and related rights controlled by Pluri to grant the licenses to ZEO as purported to be granted pursuant to this Agreement, including the right to permit ZEO to use the bills of materials and approved vendor requirements embodied in such Manufacturing Technology solely for the limited Manufacturing and Commercialization rights expressly granted under this Agreement, without transferring ownership of any underlying intellectual property.

(b) Pluri has not granted (and shall not grant during the Term) any right to any Third Party under the Manufacturing Technology or related rights that would conflict with the rights granted to ZEO hereunder;

(c) no claim or action has been brought against Pluri or, to Pluri’s Knowledge, threatened in writing against Pluri, by any Third Party alleging that (i) any Patents owned by Pluri that are necessary to implement the Manufacturing Technology are invalid or unenforceable, or (ii) the Manufacture or Commercialization of the Licensed Product in accordance with this Agreement infringes the Patents or misappropriates the intellectual property rights of any Third Party.

(d) the Manufacturing Technology to be delivered to ZEO pursuant to this Agreement is complete and accurate in all material respects. Pluri has reasonable evidence to represent that the Platform is capable of manufacturing the Licensed Products at commercial scale and at commercially competitive costs, including compared to the costs of production for comparable cell-based products currently manufactured by comparable U.S. CDMOs, and is capable of supporting the manufacture of other MSCs cell-based therapeutics, and is reasonably sufficient to enable ZEO, based on its representations, warranties and undertakings, to Manufacture the Licensed Products in the Field in the Territory in accordance with this Agreement and subject to its terms, at commercial scale.

(e) Pluri shall, at the Closing, solely and exclusively own, or have valid and subsisting licenses to or under, all Patents, Know-How, and other intellectual property rights embodied in the Manufacturing Technology that are necessary for ZEO to exercise the rights granted under this Agreement, free and clear of any Encumbrances that would materially impair ZEO’s rights hereunder (for avoidance of doubt, standard requirements from Pluri as a sublicensee or any requirements under the R&D Law and the Israeli Innovation Authority in connection with IIA Funded IP shall not be deemed as materially impairing ZEO’s rights hereunder);

(f) to Pluri’s Knowledge, there are no pending or threatened claims, actions, investigations, or proceedings by or before the Israel Innovation Authority or any other Governmental Authority that would materially impair Pluri’s ability to grant the licenses contemplated by this Agreement or ZEO’s ability to exercise the rights granted hereunder, and Pluri is in compliance in all material respects with all obligations to the Israel Innovation Authority relating to any IIA Funded IP included in the Manufacturing Technology; and

(g) (i) Pluri is acquiring the shares of common stock of ZEO issued or issuable pursuant to this Agreement and the Secondary Sales Agreements, the Series D Preferred Shares and the shares of common stock of ZEO issuable upon exercise of the Warrants (collectively, the “ZEO Securities”) for Pluri’s own account. Pluri is acquiring the ZEO Securities for investment purposes only and not with a view to or for distributing or reselling the ZEO Securities or any part thereof or interest therein in violation of federal and state securities laws.

(ii) Pluri is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(iii) Pluri has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the ZEO Securities and has so evaluated the merits and risks of such investment.

(iv) Pluri is able to bear the economic risk of an investment in the ZEO Securities and, at the present time, is able to afford a complete loss of such investment.

(v) Pluri understands that the Securities are being offered and sold to it in reliance on an exemption from the registration requirements of the United States federal and applicable state securities laws pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D under the Securities Act and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Pluri set forth herein in order to determine the applicability of such exemptions.

(vii) Neither Pluri nor any of Pluri’s 5% or greater shareholders, directors, executive officers or affiliates is subject to any of the acts enumerated in Rule 506(d)(i) through (viii) under the Securities Act (a “Disqualification Event”) except for a Disqualification Event (A) contemplated by Rule 506(d)(2) of the Securities Act; and (B) a description of which has been furnished in writing to ZEO. There is no event that would, with the passage of time, become a Disqualification Event relating to any of the above-listed persons.

(viii) Pluri understands that the ZEO Securities are “restricted Securities” within the meaning of the Securities Act and are subject to significant restrictions on transfer and accordingly, may be required to be held by Pluri for a substantial period of time.

(ix) Pluri acknowledges that the ZEO Securities will bear the following or similar legends for as long as required by the Securities Act and applicable state securities laws:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO AN EXEMPTION UNDER THE SECURITIES ACT.”

Section 14.5. Compliance with Anti-Corruption Laws.

(a) Notwithstanding anything to the contrary in this Agreement, each Party hereby covenants with the other Party that:

(i) it shall not, in the performance of this Agreement, perform any actions that are prohibited by Anti-Corruption Laws, including the provisions of the U.S. Foreign Corrupt Practices Act (collectively, “Anti-Corruption Laws”) that may be applicable to either or both Parties to this Agreement;

(ii) it shall not, in the performance of this Agreement, directly or indirectly, make any payment, offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;

(iii) it shall, on request by the other Party, verify in writing that to the best of such Party’s Knowledge, there have been no violations of Anti-Corruption Laws by ZEO or Persons employed by or subcontractors used by ZEO in the performance of the Agreement, or shall provide details of any exception to the foregoing; and

(iv) it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 13.5 and upon request of the other Party, upon reasonable advance notice, shall provide a Third Party auditor acceptable to both Parties with access to such records for purposes of verifying compliance with the provisions of this Section 13.5. ZEO may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(b) As of the Effective Date, none of the officers, directors, employees of either Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, in each case that are employed or reside outside the United States, are themselves Public Officials. To its Knowledge as of the Effective Date and during the Term, neither Party nor any of its subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its subsidiaries or any of their Affiliates: (i) has taken or shall take any action in violation of any applicable Anti-Corruption Law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); (ii) has corruptly offered, paid, given, promised to pay or give, or authorized or shall corruptly offer, pay or give, promise to pay or give or authorize, the payment or gift of anything of value, directly or indirectly, to any Public Official; (iii) has influenced or shall influence any act or decision of any Public Official in the Public Official’s official capacity; (iv) has induced or shall induce such Public Official to do or omit to do any act in violation of the Public Official’s lawful duty; (v) has secured or shall secure any improper advantage; or (vi) has induced or shall induce such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled medical facilities) in obtaining or retaining any business whatsoever.

Section 14.6. Israel Innovation Authority Matters; Third Party Licensors. The Parties acknowledge that the development of the Manufacturing Technology and certain Licensed Products may have been funded in part by the Israel Innovation Authority pursuant to the R&D Law, and/or is subject to the rights of third party licensors of Intellectual Property pertaining to the Manufacturing Technology (the “Third Party Licensors”).. Pluri shall be solely responsible for all matters relating to the Israel Innovation Authority and compliance with the R&D Law and all Third Party Licensor requirements, including (i) communicating to ZEO in advance all IIA and Third Party Licensor requirements applicable to ZEO in connection with this Agreement; (ii) handling all IIA and Third Party Licensor interactions directly, obtaining all required IIA approvals, making all IIA and Third Party Licensor payments and royalties (except where ZEO did not act in accordance with Pluri’s instructions pursuant to (i) above), and keeping ZEO reasonably informed of material IIA and Third Party Licensor matters. Pluri shall indemnify ZEO for all Losses arising to ZEO from Pluri’s failure to comply with the R&D Law, any IIA or Third Party Licensor payments or penalties, any IIA or Third Party Licensor restrictions on ZEO’s rights (except where arising from ZEO’s failure to comply with the R&D Law requirements) the terms of this Agreement. For avoidance of doubt, subject to receipt of the IIA approval under Section 2.2(h), except for ZEO’s compliance with the terms of Section Section 3.6 [Reservation of Rights by Pluri], and allowing Pluri with access to information concerning the sales of the Licensed Products in order to enable Pluri to calculate the royalties that Pluri needs to pay to the IIA, no there are no additional requirements, and ZEO will make reasonable commercial efforts to allow access to such information for such purpose (the “ZEO IIA Undertakings”).

Section 14.7. NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE XIV OR ELSEWHERE IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING ANY EXPRESS OR IMPLIED WARRANTY OF QUALITY, MERCHANTABILITY, USE, EXPLOITATION, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR AS TO THE VALIDITY OF ANY PATENTS, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

Section 14.8 Due Diligence Review. During the period between the Effective Date and the Closing, each Party shall afford the other Party, its employees, advisors, consultants and other representatives, reasonable access, during normal business hours, to the properties, books, records and personnel of the Party, as the examining Party may reasonably request, for the purpose of allowing the examining Party to confirm the accuracy of the other Party’s representations and warranties set forth in this Agreement, and in the case of ZEO, to determine whether the Manufacturing Technology and the Know-How, Patents and other intellectual property of Pluri contained therein can be implemented and result in commercially viable products (the “Due Diligence Review”). In furtherance thereof and in no way in limitation of the foregoing, within 14 days of the Effective Date, subject to the execution of a material transfer agreement in substantially the form attached hereto as Exhibit K (the “Material Transfer Agreement”), Pluri shall deliver to ZEO sufficient amounts of samples of the Licensed Products so as to allow ZEO to test for viability (including efficacy) prior to the Closing.

ARTICLE XV
Indemnification; LIMITATION OF LIABILITY; INSURANCE

Section 15.1. By ZEO. ZEO shall indemnify and hold harmless Pluri, its Affiliates, and their respective directors, officers, employees and agents (“Pluri Indemnitees”) from and against all losses, liabilities, damages and expenses (including legal expenses and reasonable attorneys’ fees and costs) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Losses”) to the extent arising from: (a) the Manufacturing, Commercialization, or other permitted use hereunder of the Manufacturing Technology and the Licensed Products including, without limitation, the Product Marks, Brand Strategy and Promotional Materials; (b) any activity by ZEO with the Manufacturing Technology and the Licensed Products that is outside the Field or the Territory; (c) the gross negligence or willful misconduct of ZEO or any of its Affiliates; (d) ZEO’s breach of any of its obligations, representations, warranties or covenants set forth in this Agreement or the scope of the licenses set forth in Article III; (e) Pluri holding any Regulatory Approval for any Licensed Product for ZEO’s benefit in accordance with Section 6.1; or (f) failure of any ZEO Indemnitee (as defined herein) to comply with any Applicable Laws in the performance of any obligations under this Agreement. Notwithstanding the foregoing, ZEO shall have no indemnification obligation under this Section 15.1 with respect to any Losses arising from Pluri’s inability to consolidate its financial statements with ZEO’s financial statements for any reason, except to the extent arising from ZEO’s breach of Section 13.3.

Section 15.2. By Pluri. Pluri shall indemnify and hold harmless ZEO, its Affiliates, and their respective directors, officers, employees and agents (“ZEO Indemnitees” individually and together with the Pluri Indemnitees, “Indemnitees”) from and against all Losses to the extent arising from: (a) any claim that the Manufacturing Technology, or ZEO’s use thereof in accordance with this Agreement, infringes, misappropriates, or violates any Patent, copyright, trade secret, or other intellectual property right of any Third Party; (b) any product liability claim or claim for personal injury, death, or property damage, in each case to the extent arising from a Licensed Product that was (i) Manufactured and tested by or on behalf of ZEO in accordance with the Manufacturing Technology and applicable specifications, as delivered or subsequently updated by Pluri , and (ii) released in accordance with the applicable release criteria established by Pluri or otherwise agreed by the Parties in writing; (c) the gross negligence or willful misconduct of Pluri or its Affiliates; (d) Pluri’s breach of any of its obligations, representations, warranties or covenants set forth in this Agreement; (e) the failure of Pluri or its Affiliates to comply with any Applicable Laws in the performance of any obligations under this Agreement; or (f) Pluri’s or any of its Affiliates’ grant of rights to any Third Party that conflict with the rights granted to ZEO under this Agreement; provided, however, that Pluri shall have no obligation under clause (a) or (b) of this Section 15.2 to the extent the applicable Losses arise from or are based upon (i) modifications to the Manufacturing Technology or Licensed Products made by ZEO without Pluri’s prior written approval, (ii) combinations with items not supplied by Pluri, to the extent the claim would not have arisen but for the combination, (iii) use by ZEO outside the scope of the license granted under this Agreement, (iv) ZEO’s failure to comply with Section 7.6(d), or (v) the gross negligence or willful misconduct of ZEO or its Affiliates. To the extent any Losses are subject to indemnification by both Parties under this Article XV, each Party’s indemnification obligation shall be reduced in proportion to the relative fault or responsibility of the other Party (or the other Party’s Indemnitees) for such Losses; provided that a Party’s obligations under Section 15.1(a) shall not, by themselves, be deemed fault or responsibility of such Party for purposes of this sentence. Notwithstanding the preceding sentence or Section 15.1, each Party shall indemnify the other Party’s Indemnitees for Losses to the extent arising from the other Party’s (or its Indemnitees’) compliance with such Party’s written instructions or specifications (including the Manufacturing Technology and applicable release criteria), subject, in the case of Pluri, to clauses (i) through (v) of the proviso to the first sentence of this Section 15.2.

Section 15.3. Defense. The Indemnitee shall notify the Indemnifying Party promptly of any claim, demand, action or other proceeding under Section 15.1 or Section 15.2 and shall reasonably cooperate with all reasonable requests of the Indemnifying Party with respect thereto. If any such claims or actions are made, the Indemnitee shall be defended at the sole cost and expense of the Party that is obligated to indemnify the Indemnitee (the “Indemnifying Party”) by counsel selected by the Indemnifying Party, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such claim or action, subject to the terms of this ARTICLE XV. The Indemnifying Party shall promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing whether or not it acknowledges its obligation (which acknowledgement shall not be deemed or construed as an admission of liability to indemnify the Indemnitee with respect to the claim pursuant to this Section 15.3) and of its intention either to compromise or defend such claim.

Section 15.4. Settlement. The Indemnifying Party shall have the right to settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment: (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where the only liability to the Indemnitee is the payment of money and the Indemnifying Party makes such payment; or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed. The Indemnitee shall not settle any such claim, demand, action or other proceeding or otherwise consent to an adverse judgment in any such action or other proceeding or make any admission as to liability or fault without the express written permission of the Indemnifying Party not to be unreasonably withheld, conditioned, or delayed.

Section 15.5. Insurance. Each Party shall procure and maintain for itself and its Affiliates during the Term and for a period of five (5) years thereafter, insurance policies, including product liability insurance (in the case of ZEO), general commercial liability insurance and such other insurance as is appropriate for the activities conducted by such Party under this Agreement, adequate to cover its obligations hereunder with a company having a minimum of an A-rating by Best’s rating; provided, however, that in no event shall such product liability insurance be written and in force in amounts not less than the average amount per claim under the insurance policies that are customarily obtained by similarly situated companies conducting similar activities with respect to similar product candidates. Each Party shall identify the other Party as an additional insured and provide the other Party with evidence of such insurance upon request and prior to expiration of any policy or coverage. Each Party shall provide the other Party with prompt written notice of any anticipated cancellation, non-renewal or material change in such insurance, and in all cases shall provide such notice prior to any such cancellation, non-renewal or material change. Each Party shall impose substantially identical obligations on its Affiliates (to the extent not named insureds under such Party’s coverages) and ZEO shall impose such obligations on Related ZEO Parties. Such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article XV.

Section 15.6. Prior to the Closing, the Parties shall cooperate in good faith and use commercially reasonable efforts, in consultation with their respective insurance advisors, to review, agree upon and implement appropriate directors’ and officers’ liability insurance arrangements, taking into account the impact of the transactions contemplated herein, including any change of control, on each Party’s existing insurance policies, coverage limits, terms and conditions, and any necessary adjustments or tail coverage. Such arrangements shall be based on the recommendations of the Parties’ respective insurance advisors and mutually agreed upon by the Parties prior to or concurrently with the Closing.

Section 15.7. LIMITATION OF LIABILITY.

(a) LIABILITY CAP. EXCEPT FOR ANY EXCLUDED CLAIMS (AS DEFINED HEREIN) OR AMOUNTS PAYABLE BY A PARTY PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE XV, EACH PARTY’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, WARRANTY, INDEMNITY, STATUTE, EQUITY, OR OTHERWISE, SHALL NOT EXCEED $1,500,000 IN THE CASE OF ZEO AND $2,000,000 IN THE CASE OF PLURI.

(b) EXCLUSION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR ANY EXCLUDED CLAIMS OR AMOUNTS PAYABLE BY A PARTY PURSUANT TO ITS INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE XV, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY OF ITS OWN INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, OR FOR ITS OWN LOST PROFITS, LOST REVENUE, LOSS OF GOODWILL, LOSS OF ANTICIPATED SAVINGS, BUSINESS INTERRUPTION, LOSS OF DATA, OR COST OF SUBSTITUTE SERVICES, WHETHER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, WARRANTY, INDEMNITY, STATUTE, EQUITY, OR OTHERWISE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c) EXCLUDED CLAIMS. FOR PURPOSES OF THIS AGREEMENT, “EXCLUDED CLAIMS” MEANS CLAIMS ARISING FROM: (A) A PARTY’S FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE; (B) A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE XIII; (C) INFRINGEMENT, MISAPPROPRIATION OR VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS; (D) ZEO’S USE OF THE MANUFACTURING TECHNOLOGY OR LICENSED PRODUCTS OUTSIDE THE FIELD OR TERRITORY OR OTHERWISE OUTSIDE THE SCOPE OF THE RIGHTS GRANTED UNDER THIS AGREEMENT; (E) PLURI’S GRANT OF ANY RIGHT TO ANY THIRD PARTY THAT CONFLICTS WITH THE RIGHTS GRANTED TO ZEO UNDER THIS AGREEMENT; OR (F) PAYMENT OBLIGATIONS FOR UNDISPUTED AMOUNTS DUE UNDER THIS AGREEMENT.

(d) ALLOCATION OF RISK. EACH PARTY ACKNOWLEDGES THAT THE LIMITATIONS AND EXCLUSIONS IN THIS SECTION ARE A MATERIAL PART OF THE PARTIES’ BARGAIN, THAT THE FEES AND OTHER ECONOMIC TERMS REFLECT THIS ALLOCATION OF RISK, AND THAT THE PARTIES ARE SOPHISTICATED COMMERCIAL ENTITIES THAT HAVE HAD AN OPPORTUNITY TO REVIEW AND NEGOTIATE THIS AGREEMENT.

ARTICLE XVI
Term; TERMINATION

Section 16.1. Term. This Agreement shall be effective on the Effective Date and, unless earlier terminated pursuant to this Article XVI, shall continue in effect on a Licensed Product-by-Licensed Product basis until ZEO permanently ceases the Manufacture and Commercialization of such Licensed Product in the Field in the Territory, and, to the extent applicable, permanently ceases Commercialization of any rights relating to veterinary applications, aesthetics applications, skin care applications, or other Pluri products or solutions granted pursuant to a written amendment or separate agreement contemplated by Section 3.4, or this Agreement is otherwise terminated in accordance with its terms (the “Term”).

Section 16.2. Termination for Breach. This Agreement may be terminated in its entirety upon written notice by either Party if the other Party materially breaches this Agreement (other than a royalty payment obligation) and fails to cure that breach within thirty (30) days after receiving written notice describing the breach in reasonable detail. If ZEO breaches any royalty payment obligation with respect to royalties and fails to cure that breach within fifteen (15) Business Days after the applicable royalty payment due date, Pluri may terminate this Agreement upon written notice to ZEO. Notwithstanding the foregoing, if ZEO breaches Section 3.5 (No Sublicensing; No Transfer), or if either Party breaches Article XIII (Confidentiality), the non-breaching Party may terminate upon fifteen (15) Business Days’ prior written notice describing the alleged breach in reasonable detail; provided that, if the breach is capable of cure and the breaching Party cures it within that fifteen (15) Business Day period, including by promptly addressing any erroneous disclosure and implementing reasonable remedial measures, the non-breaching Party may not terminate on the basis of that cured breach. For clarity, breaches that are not reasonably capable of cure remain immediately terminable. If ZEO breaches any IIA Undertakings, Pluri may terminate immediately upon written notice to ZEO to the extent permitted by Applicable Law. Either Party may terminate this Agreement immediately upon written notice to the other Party by reason of Fraud.

Section 16.3. Termination for Insolvency. Either Party shall have the right to terminate this Agreement upon written notice to the other Party in the event of the Bankruptcy Event of the other Party. For purposes of this Section 16.3, “Bankruptcy Event” means the occurrence of any of the following: (a) the institution of any bankruptcy, receivership, insolvency, reorganization or other similar proceedings by or against a Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof or any other country or jurisdiction, where in the case of involuntary proceedings such proceedings have not been dismissed or discharged within ninety (90) days after they are instituted, (b) the making of an assignment for the benefit of creditors as to all or substantially all of a Party’s assets, or (c) appointment of a receiver, custodian, trustee, liquidator, assignee or other similar official for all or substantially all of a Party’s assets. Notwithstanding anything to the contrary in this Agreement, if Pluri is subject to a Bankruptcy Event, and provided that ZEO is not then in material breach of this Agreement and continues to comply with all payment, reporting, confidentiality, quality, regulatory, field, territory, and other obligations under this Agreement, ZEO shall have the right to retain and continue to exercise the licenses and rights granted to it under this Agreement solely in the Field and in the Territory, including reasonable access to and use of the Manufacturing Technology, Know-How embodied therein, and other materials previously transferred or made available to ZEO, solely as necessary to Manufacture and Commercialize the Licensed Products in accordance with this Agreement, in each case to the extent permitted by Applicable Law, including Section 365(n) of the United States Bankruptcy Code, if applicable. Such continued rights shall remain subject to all limitations, restrictions, royalty obligations, audit rights, quality requirements, and other terms of this Agreement, and shall not expand the scope of the license or include any right to sublicense, assign, transfer, or use the Licensed Technology outside the Field or Territory.

Section 16.4. Effects of Termination. In the event of termination of this Agreement by either Party, the following shall apply:

(a)  License Termination. Except for those provisions that expressly survive termination, upon termination of this Agreement, (i) all rights and licenses granted to ZEO herein shall immediately terminate and revert to Pluri, and (ii) ZEO, its Affiliates and all Related ZEO Parties shall immediately cease all Manufacture and Commercialization of the Licensed Products, and all use of the Manufacturing Technology and the Confidential Information of Pluri; provided that, at Pluri’s sole discretion, such licenses shall continue as necessary for the Parties to complete the orderly wind-down of their activities under this Agreement in accordance with Applicable Laws and in compliance with the terms and conditions of this Agreement.

(b) Payment Obligations. All payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of termination, as well as those accrued during the wind-down period and the disposal of inventory period provided hereinafter; provided that ZEO shall also reimburse Pluri for any expenses incurred, or to which Pluri is obligated, pursuant to the Approved Plan, through the date of termination, including all uncancellable commitments.

(c) Return of Confidential Information. All Manufacturing Technology and related Confidential Information and data, and all accurate written records, accounts, notes, reports and data with respect to its activities conducted pursuant to the Approved Plan, shall become and be deemed for all purposes the sole Confidential Information of Pluri, and, accordingly, ZEO, its Affiliates and all Related ZEO Parties shall promptly (but no later than thirty (30) days) return to Pluri all Confidential Information of Pluri; provided, however, that ZEO shall have the right to retain one copy of such Confidential Information including all documents, files and tangible materials (and any partial and complete copies) containing, reflecting, incorporating, or based on any of the foregoing, in its confidential files solely for purposes of exercising ZEO’s surviving rights hereunder, satisfying its obligations hereunder or complying with any legal proceeding or requirement with respect thereto, and provided further that ZEO shall not be required to erase electronic files created in the ordinary course of business during automatic system back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information so long as such electronic files are: (i) maintained only on centralized storage servers (and not on personal computers or devices); (ii) not accessible by any of its personnel (other than its information technology specialists); (iii) not otherwise accessed subsequently except with the written consent of Pluri or as required by law or legal process; and (iv) ZEO provides to Pluri a signed written instrument certified by an officer that ZEO has complied with the requirements of this Section 16.4(c). Such retained copies of Pluri’s Confidential Information shall remain subject to the confidentiality and non-use obligations herein;

(d) Wind-Down. Subject to the payment of all amounts required above, ZEO shall have the right, during the six (6) month period following the effective date of termination, to sell or otherwise dispose of any inventory of Licensed Products on hand at the time of such termination or in the process of Manufacturing, in each case, in the ordinary course of business and in compliance with Applicable Laws; provided that any revenue obtained from such disposal shall be treated as Net Sales and the provisions of Article VII shall apply; provided further that Pluri may, at its option, purchase some or all of such inventory at ZEO’s documented fully burdened cost of Manufacture (excluding any markup) upon written notice to ZEO. During such wind-down period, ZEO shall cooperate in good faith to ensure continuity of supply, patient safety, and compliance with Applicable Laws, including the orderly transfer of ongoing Manufacturing, Commercialization, and regulatory activities, to the extent applicable and permitted by Regulatory Authorities.

(e) Regulatory Materials. To the extent permitted by Applicable Law and reasonably requested by Pluri, ZEO shall assign to Pluri (or its designee), or if assignment is not permitted, transfer control of and grant Pluri a perpetual, irrevocable, royalty-free right of reference to all Regulatory Approvals and Regulatory Materials relating to Licensed Products that are owned, controlled, or otherwise held by or on behalf of ZEO or its Affiliates.

(f) Sublicenses. To the extent ZEO has granted any sublicenses expressly permitted under this Agreement, Pluri shall have the right, at its election, to assume, novate, or require assignment of such sublicenses on terms no less favorable than those in effect immediately prior to termination, or to immediately terminate such sublicenses.

(g) Transition Assistance. ZEO shall provide reasonable assistance to facilitate an orderly transition of all Manufacturing and Commercialization activities relating to the Licensed Products to Pluri or its designee, including the orderly delivery of data, documentation, materials, and any Manufacturing-related Know-How generated by or on behalf of ZEO in performing this Agreement, in each case to the extent relating to Licensed Products.

Section 16.5. Unwinding of the Transaction for Fraud.

(a)  In the event that this Agreement is terminated pursuant to Section 16.2 by reason of Fraud, and only in such event, the Closing and the transactions consummated pursuant to this Agreement may be unwound in accordance with this Section 16.5. For clarity, no termination, expiration, breach, claim, or other circumstance other than Fraud shall permit any unwinding, rescission, reversal, or cancellation of the Closing or any transaction consummated pursuant to this Agreement.

(b) all then outstanding ZEO Securities issued to Pluri pursuant to this Agreement shall be subject to redemption for a redemption price of $1,000, plus any consideration actually paid by Pluri.

(c) The provisions of Section 16.4 shall apply, mutatis mutandis.

Section 16.6. Accrued Rights and Obligations; Survival. Termination of this Agreement by a Party pursuant to Section 16.2 shall not be a Party’s sole remedy for a material breach of this Agreement but shall be in addition to any other rights or remedies of a Party under this Agreement. Termination of this Agreement shall not affect any accrued rights or surviving obligations of the Parties. In addition to any provisions required to survive to accomplish the intent of Section 16.2 (Termination for Breach), Section 16.4 Termination), ARTICLE XIV (Representations, Warranties, and Covenants), ARTICLE XIII (Confidentiality; Publication), ARTICLE XV (Indemnification), ARTICLE XII (Intellectual Property), ARTICLE XVI (Term; Termination) and ARTICLE XVIII (General Terms) shall survive the expiration or termination of this Agreement for any reason whatsoever.

ARTICLE XVII
Dispute Resolution

Section 17.1. General. The Parties recognize that a dispute may arise relating to this Agreement (a “Dispute”). Any Dispute, including Disputes that may involve the Affiliates of any Party, shall be resolved in accordance with this Article XVIII. If there are any Disputes in connection with this Agreement, all rights and obligations of the Parties shall continue until such time as any Dispute has been resolved in accordance with the provisions of this Article XVIII. Each Party shall continue to perform its obligations under the Agreement pending final resolution of any Dispute unless to do so would be impossible or impracticable under the circumstances. If either Party receives a notice of Dispute, then any associated time to cure shall be stayed pending the resolution of the issue pursuant to this Section 17.1.

Section 17.2. Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Any Exclusive jurisdiction for any suit, action or proceeding brought to interpret, enforce or otherwise arising under this Agreement shall be brought in a federal or state court of competent subject matter jurisdiction in Broward County, Florida, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by certified or registered mail, return receipt requested or overnight courier with delivery confirmation. to such Party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY FOR ANY COURT PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY FOR WHICH A PARTY MAY BRING SUCH A COURT PROCEEDING.

Section 17.3. Equitable Remedies; Court Proceedings. Notwithstanding the foregoing or anything to the contrary in this Agreement, each Party shall have the right to initiate court proceedings in a court of competent jurisdiction for: (a) any claim for injunctive or other equitable relief in the event of an actual or threatened breach by the other Party of any of its confidentiality obligations under this Agreement, and the Parties hereby agree that (i) any such actual or threatened breach would give rise to irreparable harm for which monetary damages would not be an adequate remedy; and (ii) a Party shall be entitled to seek such injunctive or other equitable relief, in addition to any and all other rights and remedies that may be available to such Party at law or in equity or otherwise in respect of such breach, without the posting of any bond or other security; or (b) any Dispute concerning the validity, construction, scope, enforceability, infringement, or misappropriation of Patents, Know-How or other intellectual property rights or the unauthorized use of the Manufacturing Technology.

Section 17.4 Attorney’s Fees. The prevailing party in any suit, action or proceeding brought to interpret, enforce or otherwise arising under this Agreement shall be entitled to recover attorney’s fees and costs from the non-prevailing party at both the trial and appellate levels.

ARTICLE XVIII
GENERAL TERMS

Section 18.1. Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement (except for any obligations to make payments to the other Party hereunder) for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from a Force Majeure Event; provided that (a) the affected Party provides prompt written notice to the other Party of such failure or delay; (b) the affected Party promptly undertakes all reasonable efforts to mitigate the effects of the Force Majeure Event; and (c) the affected Party immediately resumes performance upon cessation of the Force Majeure Event. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of an event of force majeure affecting such Party.

Section 18.2. Assignment. Neither Party shall assign or otherwise transfer this Agreement to an Affiliate or a Third Party, nor shall any right or obligation hereunder be assigned or transferred, without the other Party’s prior written consent (such consent not to be unreasonably withheld). No assignment shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the above, Pluri shall have the right to freely: (a) assign its rights to receive license revenue under this Agreement; and (b) make such an assignment without ZEO’s prior written consent to a successor to all or substantially all of the business of Pluri to which this Agreement relates (whether by merger, sale of stock, sale of assets, or other transaction), provided that such successor (i) is not a Competitor and (ii) agrees in writing to be bound by all terms and conditions of this Agreement. This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assignees. Any assignment or transfer in violation of this Section 18.2 shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer. Notwithstanding anything to the contrary, ZEO may not assign this Agreement (including by change of control transaction) without Pluri’s prior written consent, not to be unreasonably withheld.

Section 18.3. Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

Section 18.4. Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Pluri:

Pluri Inc.
Address:	MATAM Advanced Technology Park Building No. 5 Haifa, Israel 3508409
Attn:	Yaky Yanay
Email:	[***]

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
Address:	1251 Avenue of the Americas, 19th Floor New York, NY 10020
Attn:	Oded Har-Even
Email:	[***]

If to ZEO:

Zeo ScientifiX, Inc.

Address:	Nova Southeastern University Center for Collaborative Research 3300 S. University Drive, Suite 246 Fort Lauderdale, FL 33328

Attn:	Ian Bothwell
Email:	[***]
with a copy (which shall not constitute notice) to:

Lewis Brisbois LLP
Address:	110 S.E. 6th Street, Suite 2600, Fort Lauderdale, FL 33301
Attn:	Dale Bergman
Email:	[***]

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by electronic mail on a Business Day, (b) on the Business Day after dispatch if sent by nationally recognized overnight courier or (c) on the fifth Business Day following the date of mailing if sent by mail.

Section 18.5. Entire Agreement; Amendments. The Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, with regard to the subject matter hereof (including the licenses granted hereunder) are superseded by the terms of this Agreement, including the Indicative Principles (Non-Binding) executed by the Parties as of March 20, 2026. Neither Party is relying on any representation, promise, nor warranty not expressly set forth in this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

Section 18.6. Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the Sections of this Agreement.

Section 18.7. Independent Contractors. The Parties are independent contractors. Nothing in this Agreement is intended to create, and nothing in this Agreement will be construed as creating, a partnership, joint venture, agency, employment, or other similar relationship between the Parties for any purpose.

Section 18.8. No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is intended for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 18.9. Waiver. The waiver by either Party of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

Section 18.10. Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

Section 18.11. Construction. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (c) the word “will” shall be construed to have the same meaning and effect as the word “shall;” (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any person shall be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Sections, Schedules, or Exhibits shall be construed to refer to Sections of or Exhibits to this Agreement, and references to this Agreement include all Schedules and Exhibits hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, or Section, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable. For clarity, references in this Agreement to technology transfer, manufacturing support, patent matters, regulatory cooperation, or transition assistance will not be construed as granting ZEO any right to conduct development or any standalone license under, or any assignment, transfer, or conveyance of, Pluri’s Patents, Know-How, Platform, or other intellectual property except as expressly set out in Section 3.1.

Section 18.12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by email, .pdf or other electronically transmitted signatures (including via DocuSign and other similar reputable electronic signature solutions) and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PLURI INC.

By:
Name:
Title:

ZEO SCIENTIFIX, INC.

By:
Name:
Title:

EXHIBIT LIST

Exhibit A – Certificate of Designation of Series D Non-Convertible Preferred Stock

Exhibit B – Description of Series D Preferred Shares

Exhibit C – Manufacturing Technology

Exhibit D – [N/A]

Exhibit E – Description of Equity Awards

Exhibit F – Form of Employment Agreement

Exhibit G – Form of Advisory Agreement

Exhibit H – Reserved

Exhibit I – Form of Secondary Sale Agreement

Exhibit J – Reserved

Exhibit K – Material Transfer Agreement